UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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THERMON GROUP HOLDINGS, INC.
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Thermon Group Holdings, Inc.
100 Thermon Drive
San Marcos, Texas 78666
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 1, 2013
To the stockholders of Thermon Group Holdings, Inc.:
Notice is hereby given that the 2013 Annual Meeting of Stockholders (the "2013 Annual Meeting") of Thermon Group Holdings, Inc., a Delaware corporation, (the "Company," "Thermon," "we" or "our") will be held on Thursday, August 1, 2013, at 7:30 a.m. Central Time, in Building 5 of our principal executive offices located at 100 Thermon Drive, San Marcos, Texas 78666 for the following purposes, as more fully described in the accompanying proxy statement (the "Proxy Statement"):

(1)	to elect as directors the eight nominees named in the Proxy Statement, each for a term of one year;

(2)	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2014;

(3)	to approve, on a non‑binding advisory basis, the compensation of our executive officers;

(4)	to approve the Amended and Restated Thermon Group Holdings, Inc. 2011 Long‑Term Incentive Plan;

(5)	to transact such other business as may properly come before the 2013 Annual Meeting and any postponement or adjournment thereof.
Only holders of record of our common stock as of the close of business on Monday, June 3, 2013 (the "Record Date") are entitled to receive notice of, attend, and vote at the 2013 Annual Meeting.
The Company is pleased to continue utilizing the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. Accordingly, on June 21, 2013, we began mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders of record as of the Record Date. The Notice contains instructions on how to access our proxy materials via the Internet as well as information on how to vote your shares.
It is important that your shares are represented and voted at the meeting and, whether or not you expect to attend in person, we encourage you to vote as promptly as possible to ensure that your vote is counted.

By Order of the Board of Directors

Charles A. Sorrentino
Chairman of the Board
San Marcos, Texas
June 21, 2013

YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY VOTE BY TELEPHONE OR INTERNET, OR REQUEST A PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Stockholders to be Held August 1, 2013:
As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit proxy votes online.

The Notice, Proxy Statement and 2013 Annual Report are available at: http://proxy.thermon.com

Thermon Group Holdings, Inc.
100 Thermon Drive
San Marcos, Texas 78666
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 1, 2013
GENERAL INFORMATION
This proxy statement ("Proxy Statement") is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Thermon Group Holdings, Inc. (the "Company," "Thermon," "we," "our" or "us") for use at the 2013 Annual Meeting of Stockholders of the Company to be held in Building 5 of our principal executive offices located at 100 Thermon Drive, San Marcos, Texas 78666 on Thursday, August 1, 2013 at 7:30 a.m. Central Time, and any adjournment or postponement thereof (the "2013 Annual Meeting").
As permitted by the rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials primarily via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record entitled to vote at the 2013 Annual Meeting. Instructions on how to access and review these proxy materials electronically, request hard copies of these materials and submit proxy votes online are stated in the Notice.
Pursuant to provisions of our bylaws and by action of our Board, the close of business on June 3, 2013 has been established as the time and record date for determining the stockholders entitled to receive notice of, attend and vote at the 2013 Annual Meeting (the "Record Date"). We began mailing the Notice to stockholders of record on or about June 21, 2013. We first made this Proxy Statement available online to our stockholders at http://proxy.thermon.com on or about June 21 2013, along with our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, as filed with the SEC on June 10, 2013 (the "2013 Annual Report").
How can I attend the 2013 Annual Meeting?
Only stockholders as of the Record Date are entitled to attend the 2013 Annual Meeting, which will be held on Thursday, August 1, 2013 in Building 5 of our principal executive offices located at 100 Thermon Drive, San Marcos, Texas, 78666. Doors will open at 7:00 a.m., Central Time, and the meeting will begin promptly at 7:30 a.m., Central Time.
What items will be voted on at the 2013 Annual Meeting?
Stockholders may vote on the following proposals at the 2013 Annual Meeting:

•	the election to the Board of the eight nominees named in this Proxy Statement, each for a term of one year;

•	ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2014;

•	the approval, on a non-binding advisory basis, of the compensation of our executive officers; and

•	to approve the Amended and Restated Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan (the "2011 LTIP").
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:

•	"FOR" each of the nominees to the Board;

•	"FOR" ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2014;

•	"FOR" the resolution to approve, on a non-binding advisory basis, the compensation of the Company’s executive officers;

•	"FOR" the resolution to approve the 2011 LTIP.
What is the Company’s fiscal year?
The Company's fiscal year ends on March 31. In this Proxy Statement, we refer to the fiscal years ended March 31, 2012 and 2013 and the fiscal year ending March 31, 2014 as "Fiscal 2012", "Fiscal 2013", and "Fiscal 2014", respectively. Unless otherwise stated, all financial information presented in this Proxy Statement is based on the Company’s fiscal calendar.
Who may vote at the 2013 Annual Meeting?
Holders of our common stock on the Record Date are entitled to one vote for each share of the Company’s common stock held on the Record Date. As of the Record Date, there were 31,358,176 shares of the Company’s stock issued and outstanding, held by approximately 78 holders of record.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholder of Record. If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, LLC ("AST"), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by AST at the Company's request. If you request printed copies of the proxy materials by mail, you will receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was sent to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2013 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a "vote instruction form." If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.
What is the quorum requirement for the 2013 Annual Meeting?
The presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the 2013 Annual Meeting is required for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (i) are present and vote in person at the 2013 Annual Meeting, or (ii) have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail. Broker non-votes, as described below, will also be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2013 Annual Meeting will be adjourned until a quorum is obtained.
If I am a stockholder of record of the Company’s shares, how do I vote?
If you are a stockholder of record, there are four ways to vote:
In person. You may vote in person at the 2013 Annual Meeting. The Company will give you a ballot when you arrive.
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?
If you are a beneficial owner of shares held in street name, there are four ways to vote:
In person. If you wish to vote in person at the 2013 Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the vote instruction form.
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.
Can I change my vote?
You may change your proxy instructions at any time prior to the vote at the 2013 Annual Meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions). If you are a stockholder of record, you may accomplish this by granting a new proxy or by voting in person at the 2013 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee.
How are proxies voted?
All shares represented by valid proxies received prior to the 2013 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What happens if I do not give specific voting instructions?
Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2013 Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker or nominee that holds your shares with specific voting instructions, the broker or nominee that holds your shares may generally vote your shares on "routine" matters but cannot vote your shares on "non-routine" matters. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This occurrence is referred to as a "broker non-vote." The only routine matter scheduled to be voted upon at the 2013 Annual Meeting is Proposal No. 2 (ratification of the appointment of the Company’s independent registered public accounting firm for Fiscal 2014). All other matters scheduled to be voted upon are non-routine and therefore broker non-votes may exist in connection with Proposals No. 1 (to elect directors), 3 (to approve, on a non-binding advisory basis, the compensation of our executive officers), and 4 (to approve the 2011 LTIP). Therefore, if you hold your shares in street name through a broker or other nominee, it is critical that you instruct your broker or other nominee how to vote on Proposals No. 1, 3 and 4 if you want your vote to count.
What is the vote required for each proposal and how are abstentions and broker non-votes treated?
Proposal No. 1 (to elect directors): Directors shall be elected by a plurality of the votes cast at the 2013 Annual Meeting, and therefore abstentions and broker non-votes will have no effect on the outcome of Proposal No. 1. The eight director nominees receiving the greatest number of affirmative votes of the shares entitled to be voted will be elected as directors to serve until the next annual meeting of stockholders.

Proposal No. 2 (to ratify the appointment of the Company's independent registered public accounting firm): Approval of Proposal No. 2 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by holders of shares (i) present in person or by proxy at the 2013 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Proposal No. 2 is considered a routine matter; therefore, no broker non-votes are expected in connection with the proposal.
Proposal No. 3 (to approve, on a non-binding advisory basis, the compensation of our executive officers): Approval of Proposal No. 3 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by the holders of shares (i) present in person or by proxy at the 2013 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Broker non-votes are not considered entitled to vote on the matter and will have no effect on the outcome of the proposal.
Proposal No. 4 (to approve the 2011 LTIP): Under the rules of the New York Stock Exchange (the "NYSE"), approval of Proposal No. 4 will require the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on such proposal. Because the NYSE considers abstentions as votes cast, abstentions will have the same practical effect as votes against the proposal. Under the NYSE rules, though broker non-votes are not considered votes cast, the underlying shares are included as shares entitled to vote. Accordingly, broker non-votes will have the same practical effect as votes against the proposal, unless holders of more than 50% in interest of all shares entitled to vote on the proposal cast votes, in which case broker non-votes will have no effect on the outcome of the proposal.
Who will serve as the inspector of election?
A representative from AST will serve as the inspector of election.
Where can I find the voting results of the 2013 Annual Meeting?
The preliminary voting results will be announced at the 2013 Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the 2013 Annual Meeting.
Who is paying for the cost of this proxy solicitation?
The Company is paying the costs of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, email or other means by our directors, officers or regular employees on the Company’s behalf.
The Company has retained AST Phoenix Advisors to assist in obtaining proxies by mail, facsimile or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares for the 2013 Annual Meeting. The estimated cost of such services is $8,000 plus out-of-pocket expenses. Stockholders may contact AST Phoenix Advisors at (877) 478-5038. Brokerage firms, banks, broker-dealers or other similar organizations may contact AST Phoenix Advisors at (212) 493-3910.

We will also reimburse brokerage firms, banks, broker-dealers or other similar organizations and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy and solicitation materials to beneficial owners of stock.

Will any other matters be acted on at the 2013 Annual Meeting?
As of the date these proxy materials were mailed, we are not aware of any other matters to be presented at the 2013 Annual Meeting other than the proposals described herein. If you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the Board or, if no recommendation is given, in their own discretion.

Whom should I call with other questions?
If you have additional questions about these proxy materials or the 2013 Annual Meeting, please contact: Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666, Attention: Director of Investor Relations, Telephone: (512) 396-5801.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors
Our Board currently consists of eight directors with each term expiring at the 2013 Annual Meeting. The authorized number of directors is presently fixed at eight. James A. Cooper resigned from the Board on May 4, 2012 in accordance with an agreement to resign prior to the first anniversary of the listing date of our common stock with the NYSE. The Board appointed Kevin J. McGinty and John T. Nesser, III as directors, effective June 15, 2012.
Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Rodney L. Bingham, Marcus J. George, Richard E. Goodrich, Kevin J. McGinty, John T. Nesser, III, Michael W. Press, Stephen A. Snider and Charles A. Sorrentino for re-election at the 2013 Annual Meeting. Each of the directors elected at the 2013 Annual Meeting will serve a one-year term expiring at the 2014 annual meeting of stockholders (the "2014 Annual Meeting").

Name	Position	Age as of the 2013 Annual Meeting	Director Since
Rodney L. Bingham	Director, President and Chief Executive Officer	62	2009
Marcus J. George	Director	43	2010
Richard E. Goodrich	Director	69	2010
Kevin J. McGinty	Director	64	2012
John T. Nesser, III	Director	64	2012
Michael W. Press	Director	66	2011
Stephen A. Snider	Director	65	2011
Charles A. Sorrentino	Chairman of the Board	68	2010
Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve at the time of the 2013 Annual Meeting, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee, unless instructions are given to the contrary.
The biographies below describe the skills, qualifications, attributes and experience of each of the nominees that led the Board to determine that it is appropriate to nominate each director.
Rodney L. Bingham has served as President and Chief Executive Officer of the Company and a director since 2009. He joined Thermon in April 1971 and has over 40 years of experience in various senior management roles within the Company. Under Mr. Bingham’s leadership, the Company completed its initial public offering of common stock ("IPO") in May 2011. Mr. Bingham has been instrumental in the development and introduction of several key heat tracing products which advanced the state of the industry, including the first parallel resistance, cut-to-length heating cables and the first pipe-mounted power termination assemblies in the industry. Mr. Bingham has been involved in the Institute of Electrical and Electronics Engineers ("IEEE") since 1974 and has been a member of the Petroleum and Chemical Industry Committee within the IEEE for over 15 years. He also served on the Power Engineering Society Working Group for the Development of Heat Tracing Standards (IEEE 622). Among other qualifications, Mr. Bingham brings to the Board extensive executive leadership experience in the heat tracing industry and an invaluable, in-depth knowledge of the Company and our industry, operations and business plans.
Marcus J. George has served as a director since April 2010. Mr. George is a partner at the private equity firm CHS Capital LLC ("CHS"), formerly one of our private equity sponsors and significant stockholders. He joined CHS in 1997 and was promoted to partner in 2007. Prior to joining CHS, Mr. George was employed by Heller Financial, Inc. in the Corporate Finance Group. He also worked for KPMG LLP. Mr. George holds a B.B.A. from the University of Notre Dame and an M.B.A. from the University of Chicago. Mr. George also serves on the board of directors of GSE Holding, Inc. (NYSE:GSE) and Dura-Line Holdings, Inc. and has served as a director of Waddington North America, Inc. and KB Alloys, LLC. We believe that Mr. George's substantial experience in private equity investments focused on infrastructure and industrial products and financial and capital markets matters bring important and valuable skills to the Board.

Richard E. Goodrich has served as a director since April 2010. He is a retired Executive Vice President and Chief Financial Officer of Chicago Bridge & Iron Company N.V. (NYSE:CBI), an engineering, procurement and construction company that provides services to customers in the chemicals and energy industries. Prior to retiring, he served as Executive Vice President and Chief Financial Officer of CBI from 2001 to 2005 and as acting Chief Financial Officer until June 2006. Mr. Goodrich also serves as a director of GSE Holding, Inc. (NYSE:GSE) and Chart Industries (NASDAQ:GTLS). He is a Certified Public Accountant having been certified in the District of Columbia in November 1970. Mr. Goodrich brings to the Board financial and strategic expertise and the experience and international operations insight of a chief financial officer of a large multinational company.
Kevin J. McGinty has served as a director since June 2012. He is a Senior Advisor of Peppertree Capital Management, Inc. ("Peppertree"), a private equity fund management firm. Prior to founding Peppertree in January 2000, Mr. McGinty served as a Managing Director of Primus Venture Partners from 1990 to December 1999. In both organizations Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an Executive Vice President. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his M.B.A. in finance from Cleveland State University. Mr. McGinty has over 40 years of experience in the banking and private equity industries, including 20 years as an officer of a bank and 20 years serving in the role of Managing Director for a variety of private equity firms. Mr. McGinty serves as a director and Chairman of the board of directors of Marlin Business Services, Inc. (NASDAQ:MRLN), a leasing company serving small and mid-sized businesses. He has 25 years of past service as a director of privately held companies. Mr. McGinty has also had leadership positions with various cultural and community organizations. The Board views Mr. McGinty’s independence, his banking experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience.
John T. Nesser, III has served as a director since June 2012. He retired as Executive Vice President and Chief Operating Officer of McDermott International, Inc. (NYSE:MDR) ("McDermott") in 2011. He joined McDermott, a global engineering, procurement, construction and installation company with a focus on the energy industry, as Associate General Counsel in 1998 and spent over 10 years in various senior management roles, including as General Counsel, Chief Administrative Officer and Chief Legal Officer. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985. Mr. Nesser also served as a director of Seahawk Drilling Incorporated ("Seahawk") from August 2009 to October 2011. In February 2011, Seahawk announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits following the April 2010 oil spill in the Gulf of Mexico and other factors. Mr. Nesser holds a B.S. in Business Administration, majoring in finance and a J.D. from Louisiana State University. Mr. Nesser is a member of the Texas and Louisiana Bar Associations and is also a member of the Louisiana State University Law Center Board of Trustees. We believe that Mr. Nesser’s significant prior experience in the roles of chief operating officer and general counsel and his legal and operational backgrounds make a significant contribution to the Board’s mix of backgrounds and skills and qualify him to be a director.
Michael W. Press has served as a director since the completion of the Company's IPO in May 2011. He is a retired Chief Executive Officer of KBC Advanced Technologies PLC (LSE:KBC), a publicly traded international petroleum and petrochemicals consulting and software firm, a position he held from 1997 to 2001. Since 2001, Mr. Press has served on various boards of directors and worked with a number of private equity backed companies in the United States, Europe and Asia, often in preparation for a public listing or sale. He has served on the board of directors of Chart Industries, Inc. (NASDAQ: GTLS) since 2006 and is currently its lead independent director, a member of its audit committee and chairman of its nominations and corporate governance committee. He has recently been appointed to the board of directors of Lamprell plc (LSE: LAM), a provider of diversified engineering and contracting services to the onshore and offshore oil & gas and renewable energy industries, where he will serve as senior independent director and chairman of the remuneration committee. Mr. Press previously served as a director and senior independent director of Petrofac, Ltd. (LSE:PFC) from 2002 to 2010 and as a director for RigNet, Inc. (NASDAQ:RNET) from 2008 to 2009. He holds a B.S. from Colorado College, an M.S. from Columbia University and an Advanced Management Program degree from Stanford University. Mr. Press brings to the Board substantial experience as a director and executive officer of publicly held companies and over 29 years of international energy industry experience, including senior executive positions at The Standard Oil Company, British Petroleum plc, BP America and Amerada Hess Corporation. He also has significant manufacturing, operations, finance, corporate governance and corporate development experience.

Stephen A. Snider has served as a director since June 2011. Mr. Snider is a retired chief executive officer and director of Exterran Holdings, Inc. (NYSE:EXH), a global natural gas compression services company, from August 2007 to June 2009, and was Chief Executive Officer and Chairman of the general partner of Exterran Partners, L.P. (NASDAQ:EXLP), a domestic natural gas contract compression services business, from August 2007 to June 2009. Both companies are publicly traded and headquartered in Houston, Texas. Prior to that, Mr. Snider was President, Chief Executive Officer and director of Universal Compression Holdings Inc. ("Universal"), a supplier of equipment used to ship natural gas through pipelines, from 1998 until Universal merged with Hanover Compressor Company in 2007 to form Exterran Corporation. Mr. Snider has over 30 years of experience in senior management of operating companies, and also serves as a director of Energen Corporation (NYSE:EGN) and Dresser-Rand Group Inc. (NYSE:DRC). Mr. Snider also served as a director of Seahawk from August 2009 to February 2011. In February 2011, Seahawk announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits following the April 2010 oil spill in the Gulf of Mexico and other factors. Mr. Snider holds a B.S. in Civil Engineering from the University of Detroit and a M.B.A. from the University of Colorado at Denver. Mr. Snider brings to the Board leadership experience, including as a public company chief executive officer, and extensive experience in the energy industry, including approximately 25 years dedicated to natural gas compression and processing.

Charles A. Sorrentino has served as a director since April 2010 and as Chairman of the Board since the completion of our IPO in May 2011. Most recently, he served as President and Chief Executive Officer of Houston Wire & Cable Co. (NASDAQ:HWCC), a leading provider of wire and cable and related service from 1998 until his retirement in 2011. Prior to joining Houston Wire & Cable Co., he served as President of Pameco Corporation ("Pameco") (NYSE:PCN), a national heating, ventilation, air conditioning and refrigeration distributor, from 1994 to 1998. Pameco was a $600 million distributor that was listed on the NYSE following an IPO in 1997 and was later merged into a larger company. Prior to working with Pameco, Mr. Sorrentino served with PepsiCo, Inc. (NYSE:PEP) for nine years. During this time, he held a variety of positions, including Subsidiary President, Division Vice President and Region Vice President. After completing college, he served twelve years with United Technologies (Sundstrand Corporation) (NYSE:UTX), a manufacturer of industrial, heating and air conditioning components in a variety of engineering, sales, marketing and executive management functions. Mr. Sorrentino also serves as a director of GSE Holding, Inc. (NYSE:GSE). Mr. Sorrentino earned a M.B.A. from the University of Chicago and a B.S. in Mechanical Engineering from Southern Illinois University. He also served in the United States Marine Corps. Mr. Sorrentino has served as an executive of several large manufacturing companies and brings a diversity of both public and privately held company managerial experience to the Board.
Executive Officers
The following table and biographies set forth certain information about our executive officers. Information pertaining to Mr. Bingham, who is both a director and an executive officer of the Company, may be found in the section above entitled "Directors." Throughout this Proxy Statement, we refer to Messrs. Bingham, Alexander, Peterson and van der Salm collectively as our "Named Executive Officers."

Name	Title	Age as of the 2013 Annual Meeting
George P. Alexander	Executive Vice President, Global Sales	62
Jay C. Peterson	Chief Financial Officer; Senior Vice President, Finance; Secretary	56
Johannes (René) van der Salm	Senior Vice President, Global Operations	49
George P. Alexander joined Thermon in August 1971 working in the production department. He then spent time in various senior management roles before accepting the role of Senior Vice President, Eastern Hemisphere in 2005. Mr. Alexander assumed responsibility for the Company’s global sales and marketing efforts in his current role as Executive Vice President, Global Sales in 2011. During Mr. Alexander’s tenure with the Company, he established the Company as the primary supplier for heat tracing systems to the nuclear power generation industry and co-authored IEEE 622 "IEEE Recommended Practice for the Design and Installation of Electric Pipe Heating Systems for Nuclear Power Generating Stations" published in 1979. Mr. Alexander initiated the formation of Thermon’s Customer Advisory Council. This Council consists of twelve representatives of major corporations from the refining and chemical industries. They, along with the Company’s Distributor Council, provide management with essential feedback regarding current and future industry practices and needs. Mr. Alexander holds a B.S. in Mathematics from Texas State University.

Jay C. Peterson joined Thermon in July 2010 as Chief Financial Officer. Prior to joining Thermon, Mr. Peterson held positions as Chief Financial Officer, Vice President of Finance, Senior Director of Finance, Secretary and Treasurer at Asure Software, Inc. (NASDAQ:ASUR) (formerly Forgent Networks, Inc.) ("Forgent"). Mr. Peterson started with Forgent in 1995 and was named Chief Financial Officer in 2001. Before joining Forgent, Mr. Peterson was Assistant Controller in Dell Computer Corporation’s $1 billion Direct division. He also spent 11 years in various financial management positions with IBM Corporation. Mr. Peterson holds an M.B.A. and a B.A. from the University of Wisconsin.
Johannes (René) van der Salm joined Thermon in October 2001 as European Logistics Manager. In 2006, Mr. van der Salm was promoted to Vice President, Manufacturing and Logistics. During that period, he divided his time between the U.S. and European operations. In 2007, Mr. van der Salm relocated to the United States and was promoted to Senior Vice President, Operations. He has been instrumental in the global implementation of the Company’s ERP software. In 2011, Mr. van der Salm was promoted to Senior Vice President, Global Operations. Mr. van der Salm holds a B.S. in Mechanical Engineering from Amsterdam Technical University. After fulfilling his military service, he worked as Sales Engineer, Project Manager and Production Manager in supplying the petrochemical industry prior to joining Thermon.
Corporate Governance
The Board oversees the Company’s Chief Executive Officer and other senior management in the competent and ethical operation of the Company and works to assure that the long-term interests of the stockholders are being served. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, both available on the Company’s website at http://ir.thermon.com/governance.cfm. Stockholders can also obtain a free copy by writing to the Director of Investor Relations, Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666.
During Fiscal 2013, the full Board met five times and an ad hoc subcommittee of the Board met thirteen times. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director); (ii) the total number of subcommittee meetings of the Board or one of its committees on which such person served; and (iii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served) during Fiscal 2013.
There are no family relationships between any director, executive officer or person nominated by the Board to become a director or executive officer.
Board Composition
The composition of our Board is currently balanced among six independent directors, a director affiliated with our former private equity sponsor and a management director. The balance is important to us for several reasons, including:

•
Each of our independent directors contributes an outside point of view that we value for providing multiple perspectives to the Board’s oversight and direction of the Company and facilitating objectivity in its decision-making process.

•	Mr. George has extensive corporate development experience with companies operating in industrial and energy-related areas as well as financial and capital markets matters.

•	Mr. Bingham, who has been with the Company for over 40 years, brings to the Board an invaluable, in-depth knowledge of the Company and our industry, operations and business plans.
Director Independence
The Board reviews the independence of each director annually. In determining the independence of our directors, the Board considered Section 303A of the NYSE rules, applicable SEC rules as well as all relevant facts and circumstances, including, among other things, the types and amounts of commercial dealings between the Company and companies and organizations with which the directors are affiliated. Based on the foregoing criteria, the Board has affirmatively determined that Messrs. Goodrich, McGinty, Nesser, Press, Snider and Sorrentino are independent. All members of the Board's three standing committees, (Audit, Compensation and Nominating and Corporate Governance) were comprised solely of independent directors during Fiscal 2013. Messrs. McGinty and Nesser joined the Board in June 2012 and were appointed to committees in August 2012 following the annual meeting of stockholders held on August 2, 2012 (the "2012 Annual Meeting").
Mr. Press was appointed to the board of directors of Lamprell plc ("Lamprell"), a provider of diversified engineering and contracting services to the onshore and offshore oil & gas and renewable energy industries, on May 27, 2013. The Company enters into commercial dealings with Lamprell, primarily in the form of sales agreements. The Company considers these to be arms-length transactions entered into in the ordinary course of business and estimates that the aggregate dollar value of the transactions is less than $500,000 per year. The Board reviewed the commercial agreements between the Company and Lamprell and determined that the agreements did not affect Mr. Press' status as an independent director of the Company or as an independent member of the Audit and Compensation Committees.
There were no other transactions, relationships or arrangements with respect to any independent director that required review by our Board for purposes of determining director independence and the Board found that none of these directors had a material or other disqualifying relationship with the Company.
Mr. Bingham, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. Mr. George is not an independent director by virtue of his relationship with CHS, formerly one of our private equity sponsors and significant stockholders. Mr. Cooper, who resigned from our Board on May 4, 2012, was not considered independent based on his relationship with Thompson Street Capital Partners ("TSCP"), formerly one of our private equity sponsors and significant stockholders.
Board Leadership Structure
In connection with the completion of our IPO on May 10, 2011, the Board appointed Mr. Sorrentino as independent Chairman of the Board. The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders and the Company’s overall corporate governance. The Board also believes that the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leverage the experience and perspectives of the Chairman. The Board, however, periodically reviews the leadership structure and may make changes in the future.
Executive Sessions
In accordance with the listing standards of the NYSE and our Corporate Governance Guidelines, the non-employee directors meet in regularly scheduled executive sessions, generally following each quarterly Board meeting. At least one executive session per year is limited to independent directors as defined under the NYSE rules. The executive sessions are chaired by the independent Chairman of the Board.
Committees of the Board
The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The members of each committee from April 1, 2012 through August 2, 2012 are identified in the table below:

Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard E. Goodrich	Chair	Member	Member
Michael W. Press	Member	Member	Chair
Stephen A. Snider	Member	Chair	Member
Charles A. Sorrentino	Member	Member	Member
Following the 2012 Annual Meeting, our committee composition changed as follows:

Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard E. Goodrich	Chair	Member	—
Kevin J. McGinty	Member	Member	—
John T. Nesser, III	Member	—	Member
Michael W. Press	—	Member	Chair
Stephen A. Snider	—	Chair	Member
Charles A. Sorrentino	Member	—	Member
The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate under written charters adopted by the Board. These charters, as well as our Code of Business Conduct and Ethics and our Corporate Governance Guidelines, are posted and available on the Company’s website at http://ir.thermon.com/governance.cfm.
The Audit Committee has responsibility for, among other things, reviewing our financial reporting and other internal control processes, our financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics. The Board has determined each member of the Audit Committee (including Messrs. Press and Snider prior to their departure from the Audit Committee in August 2012) meets the additional criteria for independence of audit committee members under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules of the NYSE and that each is financially literate and qualified to address any issues that are likely to come before the Audit Committee, including the evaluation of our financial statements and supervision of our independent auditors. The Board has determined that Mr. Goodrich qualifies as an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K based on his education and experience in his respective fields. The Board has determined that each of Messrs. Goodrich, McGinty, Nesser, Press, Snider and Sorrentino is financially literate and qualified to address any issues that are likely to come before the Audit Committee, including the evaluation of our financial statements and supervision of our independent auditors. The Audit Committee met seven times during Fiscal 2013 and a subcommittee of the Audit Committee met seven times during Fiscal 2013.
The Compensation Committee has responsibility for, among other things, reviewing and recommending policies relating to compensation and benefits of our executive officers, including: reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers; evaluating the performance of these officers in light of those goals and objectives; and setting compensation of these officers based on such evaluations. The Compensation Committee may delegate its authority to one or more subcommittees of the Compensation Committee. The Compensation Committee also oversees our equity and incentive-based plans and administers the issuance of stock options, restricted stock and other awards under these stock plans. The Compensation Committee also reviews and evaluates the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter, and prepares any report required under SEC rules. The report of the Compensation Committee is included in this Proxy Statement. The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee, at present, engages an outside consultant on a regular basis to advise the Compensation Committee on the Company's compensation practices. The Board has determined that each member of the Compensation Committee (including Mr. Sorrentino prior to his departure from the Compensation Committee in August 2012) is independent under the heightened independence standards applicable to Compensation Committee members under the NYSE rules and Rule 10C-1 under the Exchange Act. In addition, each member of the Compensation Committee also meets the definitions of "outside director" under Section 162(m) of the Internal Revenue Code and "non-employee director" under Rule 16b-3 under the Exchange Act. The Compensation Committee met six times during Fiscal 2013.

The Nominating and Corporate Governance Committee has responsibility for, among other things, identifying, evaluating and recommending nominees for appointment or election as directors, developing and recommending a set of corporate governance guidelines, considering and approving director compensation and overseeing the evaluation of our Board and its committees. The Board has determined that each member of the Nominating and Corporate Governance Committee (including Mr. Goodrich prior to his departure from the Nominating & Corporate Governance Committee in August 2012) is independent under the rules of the NYSE. The Nominating and Corporate Governance Committee met four times during Fiscal 2013.

The Nominating and Corporate Governance Committee has not established specific minimum education, experience or skill requirements for potential board members, but, in general, nominees for director will be selected on the basis of their experience, background, judgment, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. We expect that qualified candidates will have high-level managerial experience in a complex and global organization and will be able to represent the interests of the stockholders as a whole and not just certain special interest groups or constituencies. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent stockholder interests through sound judgment. The Nominating and Corporate Governance Committee also values work ethic, leadership, problem-solving skills and diversity in selecting nominees to serve on the Board and is committed to actively seeking out highly qualified individuals to contribute to the diversity of the pool from which Board nominees are chosen. When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance.

Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity, it construes diversity to mean a variety of opinions, perspectives, expertise, personal and professional experiences and backgrounds (including gender, race and ethnicity), as well as other differentiating characteristics. Our Board and each of the committees of the Board engage in an annual self-evaluation that includes an evaluation of diversity as well as overall effectiveness.

The Nominating and Corporate Governance Committee may (but is not required to) identify nominees based upon suggestions by directors, management, outside consultants, including third party search firms, and stockholders. Before considering any nominee, the Nominating and Corporate Governance Committee makes a preliminary determination as to the need for additional members of the Board. If a need is identified, members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified for further consideration, members of the Nominating and Corporate Governance Committee, as well as other members of the Board and management, as appropriate, interview the nominee. After completing this evaluation, the Nominating and Corporate Governance Committee makes a recommendation and refers the nominee to the full Board for consideration. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates to serve as directors in accordance with the advance notice and other procedures contained in our Amended and Restated Bylaws (the "Bylaws").

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, one of its committees or with an individual director regarding matters related to the Company should send the communication, with a request to forward the communication to the intended recipient or recipients, to:
Thermon Group Holdings, Inc.
Attention: General Counsel
100 Thermon Drive
San Marcos, Texas 78666
We will forward all stockholder correspondence, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Further, we will not forward any abusive, threatening or otherwise inappropriate materials.
Attendance of Directors at the Annual Meeting of Stockholders
Directors are strongly encouraged to attend the Company's annual meeting of stockholders unless extenuating circumstances prevent them from attending, although the Company has no formal, written policy requiring such attendance. All of the Company's directors attended the 2012 Annual Meeting.
Compensation of Directors

Our Board was initially comprised of the following directors at the beginning of Fiscal 2013: Rodney L. Bingham, James A. Cooper, Marcus J. George, Richard E. Goodrich, Michael W. Press, Stephen A. Snider and Charles A. Sorrentino. Mr. Cooper resigned from the Board on May 4, 2012 in accordance with an agreement to resign prior to the first anniversary of the listing date of our common stock with the NYSE. Kevin J. McGinty and John T. Nesser, III were appointed directors effective June 15, 2012 and to committees in August 2012 following the 2012 Annual Meeting.
The Board determines the form and amount of non-employee director compensation after its review of recommendations made by the Nominating and Corporate Governance Committee. We do not pay Mr. Bingham any additional compensation for his service as a director. We did not pay Mr. George compensation for his service as a director during which time CHS beneficially owned more than 5% of our outstanding common stock. CHS completed a pro-rata distribution of all of its remaining shares of our common stock to its partners on December 20, 2012, after which it did not beneficially own any shares of our common stock. Mr. George elected to remain on our Board following the distribution and, effective January 1, 2013, we began paying him in accordance with our non-employee director compensation program. Mr. Cooper did not receive any compensation for his service as a director. All of our directors are reimbursed for their reasonable expenses, if any, of attendance at Board, committee and stockholder meetings and other Board activities.
Effective upon the consummation of our IPO in May 2011, we established our non-employee director compensation program as follows: (i) an annual cash retainer fee for serving as a member of the Board of $35,000; (ii) an annual cash retainer fee for serving as the chair of the Audit Committee of $10,000; (iii) an annual cash retainer fee for serving as the chair of the Compensation Committee of $7,500; (iv) an annual cash retainer fee for serving as the chair of the Nominating and Corporate Governance Committee of $7,500; (v) an additional annual cash retainer for serving as the independent Chairman of the Board of $52,500; and (vi) an annual equity grant with a grant date fair value equal to approximately $45,000 in the form of a restricted stock award. Non-employee directors also receive: (i) $1,500 per meeting for attendance at in-person meetings of the Board and $750 per meeting for participation in telephonic meetings of the Board; and (ii) $1,000 per meeting for attendance at in-person meetings of the committees of the Board and $500 per meeting for participation in telephonic committee meetings and committee meetings held in connection with Board meetings. Other than the committee chairs, directors do not receive an additional retainer for serving as a committee member. All retainers are paid in quarterly installments in advance. Meeting attendance fees are paid quarterly in arrears.
In Fiscal 2013, the Nominating and Corporate Governance Committee completed a review of the non-employee director compensation program. The review included a comparison between the Company's director compensation program and the director compensation programs of the peer companies included in the Compensation Peer Group (as defined in the section entitled "Fiscal 2013 Executive Compensation—Compensation Discussion and Analysis"). Following this review, the Nominating and Corporate Governance Committee recommended to the Board that no changes be made to the Company's non-employee director compensation program, except that the annual equity grant should be subject to a one-year vesting period instead of a two-year vesting period. The Board subsequently approved this change. The Board and the Nominating and Corporate Governance Committee believe that a one-year vesting period is more appropriate in light of the fact that all directors stand for election each year.
FISCAL 2013 DIRECTOR COMPENSATION
The following table provides information regarding the compensation of our non-employee directors for Fiscal 2013. The compensation paid to Mr. Bingham is presented below under "Fiscal 2013 Executive Compensation." Mr. Bingham did not receive any additional compensation for his service as a member of the Board. As directors affiliated with our private equity sponsors, Mr. Cooper did not receive any compensation for his service as a member of our Board and Mr. George did not receive any compensation for his service as a member of our Board during the period in which CHS owned more than 5% of our outstanding common stock. We began paying Mr. George for his service as a director effective January 1, 2013, following a distribution of all remaining shares of our common stock held by CHS to its partners.

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)	Total ($)
Marcus J. George (2)	8,750	11,231	19,981
Richard E. Goodrich	60,250	44,998	105,248
Kevin J. McGinty (3)	41,208	44,998	86,206
John T. Nesser, III (3)	41,208	44,998	86,206
Michael W. Press	55,250	44,998	100,248
Stephen A. Snider	64,500	44,998	109,498
Charles A. Sorrentino (4)	111,250	44,998	156,248

(1)
On August 2, 2012, the Nominating and Corporate Governance Committee approved the issuance of the annual equity grant to each of Messrs. Goodrich, McGinty, Nesser, Press, Snider and Sorrentino, in the form of a Restricted Stock Award ("RSA") equal to 2,091 shares of the Company’s common stock, subject to a one-year vesting requirement. The number of shares subject to the RSA was determined by dividing $45,000 by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share). On January 30, 2013, the Nominating and Corporate Governance Committee approved the issuance of the annual equity grant, pro-rated for one fiscal quarter, to Mr. George in the form of an RSA equal to 466 shares of the Company's common stock, subject to a one-year vesting requirement. The number of shares subject to the RSA was determined by dividing $11,250 by the per share closing price of the Company's common stock on the date of grant (rounded down to the nearest whole share).

The following table presents the number of outstanding and unexercised option awards and unvested RSAs held by each director as of March 31, 2013:

Name	Number of Shares Subject to Outstanding Options	Number of Unvested RSAs
Marcus J. George	—	466
Richard E. Goodrich	8,358	3,983
Kevin J. McGinty	—	2,091
John T. Nesser, III	—	2,091
Michael W. Press	—	3,983
Stephen A. Snider	—	3,983
Charles A. Sorrentino	16,358	3,983

(2)	Mr. George began receiving fees for his service as a non-employee director effective January 1, 2013.

(3)	Messrs. McGinty and Nesser were appointed to the Board on June 15, 2012.

(4)	The fees received by Mr. Sorrentino include an additional retainer of $52,500 for his service as independent Chairman of the Board.
Board Oversight of Risk Management
The Board believes that evaluating how senior management manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management and risks related to financial reporting and internal controls. The Audit Committee makes periodic updates to the Board regarding the risks inherent to the business of the Company, including the identification, assessment, management and monitoring of those risks, and risk management decisions, practices and activities of the Company.
While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating and Corporate Governance Committee reviews legal and regulatory compliance risks as they relate to corporate governance structures and processes, and the Compensation Committee reviews risks related to compensation matters. The committee chairs periodically apprise the Board of significant risks and management’s response to those risks. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.
With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Short-term incentive opportunities are generally capped and are tied to overall corporate performance. The compensation provided to the executive officers in the form of long-term equity awards helps further align executives’ interests with those of the Company’s stockholders.
The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual short-term and long-term equity incentives provide an effective and appropriate mix of incentives to help ensure that the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are discretionary and management has the authority to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of the our executive officers, the Company intends to award a portion of the compensation of certain of its key employees in the form of equity awards that help further align the interests of employees with those of stockholders.
Indemnification of Directors and Officers
Section 145 of the DGCL provides that a corporation may indemnify its directors and officers against liabilities actually and reasonably incurred in such capacities, including attorneys’ fees, judgments, fines and amounts paid in settlement, with respect to any matter in which the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that we shall indemnify our directors and officers to the fullest extent authorized by the DGCL. Our Certificate of Incorporation provides that this right to indemnification is a contract right, and we may, from time to time, and in the ordinary course of business, enter into contracts under which our directors and officers are provided with such rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts. We have entered into indemnification agreements with each of our directors and certain officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of his status or service as a director or officer (other than liabilities arising from willful misconduct of a culpable nature).
Our Bylaws further provide that we shall indemnify and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any and all liability and loss (including judgments, fines, penalties and amounts paid in settlement) suffered or incurred and expenses reasonably incurred by such person; provided, however, that we shall not be required to indemnify a person in connection with any action, suit or proceeding that is initiated by such person unless such action, suit or proceeding was authorized by our Board.
Our Certificate of Incorporation also eliminates the personal liability of our directors to the fullest extent permitted by Section 102 of the DGCL, which provides that a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 does not, however, permit a corporation to eliminate or limit liability for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit.
We have purchased liability insurance covering our directors and officers and certain other management personnel.

Compensation Committee Interlocks and Insider Participation
From April 1, 2012 through August 2, 2012, our Compensation Committee consisted of Stephen A. Snider (Chair), Richard E. Goodrich, Michael W. Press and Charles A. Sorrentino. Immediately following the 2012 Annual Meeting, our Compensation Committee consisted of Stephen A. Snider (Chair), Richard E. Goodrich, Kevin J. McGinty and Michael W. Press. None of Messrs. Goodrich, McGinty, Press, Snider or Sorrentino is or has been an employee or officer of the Company. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more of its executive officers serving as a member of our Board.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board currently consists of eight directors with each term expiring at the 2013 Annual Meeting. The authorized number of directors is presently fixed at eight. James A. Cooper resigned from the Board on May 4, 2012 in accordance with an agreement to resign prior to the first anniversary of the listing date of our common stock with the NYSE. The Board appointed Kevin J. McGinty and John T. Nesser, III as directors, effective June 15, 2012.
Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Rodney L. Bingham, Marcus J. George, Richard E. Goodrich, Kevin J. McGinty, John T. Nesser, III, Michael W. Press, Stephen A. Snider and Charles A. Sorrentino for re-election at the 2013 Annual Meeting to serve a one-year term expiring at the 2014 Annual Meeting.
Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve at the time of the 2013 Annual Meeting, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.
The Board unanimously recommends that stockholders vote "FOR" the election of Messrs. Bingham, George, Goodrich, McGinty, Nesser, Press, Snider and Sorrentino.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
On April 8, 2011, the Board adopted a Statement of Policy Regarding Transactions with Related Parties, which requires that each director and executive officer promptly advise the chairman of the Audit Committee of any Related Person Transaction, as defined therein, of which he or she becomes aware in which we are to be a participant, the amount involved exceeds $120,000 and the applicable Related Person had or will have a direct or indirect material interest, and all material facts with respect thereto. The Audit Committee (or, if determined by the Audit Committee as advisable, the disinterested members of our Board) shall then consider such Related Person Transaction for approval or ratification.
In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of our Board, as the case may be, shall consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

•	the size of the transaction and the amount payable to a Related Person;

•	the nature of the interest of the Related Person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

No Related Person Transaction will be consummated without the approval or ratification of the Audit Committee or the disinterested members of the Board as described above. It is our policy that no director shall participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person.
Related Party Transactions
CHS Transactions
On April 30, 2010, an investor group led by entities affiliated with certain of our former private equity sponsors acquired a controlling interest in us (the "CHS Transactions") from our predecessor, Thermon Holdings, LLC. Pursuant to the stock purchase agreement governing the CHS Transactions, we are required to pay to Thermon Holdings, LLC, within 30 days after each calendar quarter following the closing of the CHS Transactions, the net amount of cash released to us during such quarterly period that, as of April 30, 2010, had been posted or otherwise used to secure our performance bonds, bank guarantees, letters of credit or similar obligations. On April 30, 2012, July 31, 2012, November 2, 2012, and January 24, 2013, we made restricted cash payments in the amounts of $131,184, $5,496, $66,817, and $85,553, respectively, to Thermon Holdings, LLC for the quarters ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively, and we currently estimate the aggregate amount of the remaining restricted cash payments will be approximately $668,263. In addition, a tax refund of approximately $2.0 million is due to Thermon Holdings, LLC, when it is received by us. We believe that any amount paid to Thermon Holdings, LLC in respect of the restricted cash payment obligation or income tax refund will be subsequently distributed on a pro-rata basis to the equity holders of Thermon Holdings, LLC, including Messrs. Bingham, Alexander and van der Salm.
Demand Registration Rights

Pursuant to the securityholder agreement between us and our former private equity sponsors (the "Securityholder Agreement"), the holders of at least a majority of the shares of our common stock that were originally issued to or transferred to CHS (other than those shares sold by CHS in the IPO or pursuant to one or more public offerings under the Company’s shelf registration statement) were able to, subject to certain exceptions and conditions, demand registration of part or all of such shares under the Securities Act of 1933. Such securityholders were entitled to request an unlimited number of demand registrations and to select the managing underwriter for any public offering pursuant to such a demand registration, subject to our reasonable approval. The Company's shelf registration statement filed with the SEC on June 1, 2012 relating, in part, to the possible offering and sale, from time to time, of up to 18,079,940 shares of our common stock by our former private equity sponsors and management investors was filed pursuant to a request made by CHS pursuant to such demand registration rights. In September 2012, pursuant to the shelf registration statement and demand registration rights contained in the Securityholder Agreement, we completed an underwritten secondary public offering in which our former private equity sponsors sold 11.5 million shares of our common stock at a price to the public of $22.00 per share. The Company did not receive any proceeds from the secondary public offering. Pursuant to the terms of the Securityholder Agreement, we paid expenses in aggregate amount of approximately $536,000 related to the shelf registration statement and the secondary public offering.
Manager Equity Agreements
We have entered into manager equity agreements with each of our management investors, which set forth additional provisions relating to the ownership of our securities. Pursuant to the manager equity agreements, each management investor will maintain the confidentiality of our confidential or proprietary information obtained as a result of such management investor’s employment and is subject to non-competition and non-solicitation covenants during employment and for a period of two years thereafter. Upon the termination of a management investor’s employment for cause, we will have the option to repurchase any of such management investor’s securities at the lower of cost or the fair market value (as determined in good faith by our Board) of such securities. Messrs. Bingham, Alexander and van der Salm are among the management investors who are party to manager equity agreements.
Corporate Opportunity
Our Certificate of Incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time presented to our former private equity sponsors or any of their respective affiliates (other than us and our subsidiaries), subsidiaries, officers, directors, agents, stockholders, members, partners and employees and that may be a business opportunity for such former private equity sponsor, even if the opportunity is one that we or our subsidiaries might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. None of our former private equity sponsors has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.
Indemnification of Officers and Directors
We have entered into indemnification agreements with each of our directors and certain officers, including all of our Named Executive Officers. The indemnification agreements and indemnification provisions included in our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For further information, see "Directors, Executive Officers and Corporate Governance—Indemnification of Directors and Officers."
Other Compensation
Sarah Alexander, daughter of George Alexander, our Executive Vice President, Global Sales, is employed as our Corporate Counsel and Director of Investor Relations. During Fiscal 2013, Ms. Alexander received compensation including a base salary of $90,000, bonuses totaling $48,983 and $6,195 in other employee benefits (including company contributions to her 401(k) account and group life insurance benefits). In addition, on August 2, 2012, Ms. Alexander was granted a stock option under the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan to purchase an aggregate of 929 shares of our common stock at an exercise price of $21.52 and a restricted stock unit award of 465 shares. The option vests in equal annual installments over five years and the restricted stock unit award vests in equal annual installments over three years.

AUDIT COMMITTEE REPORT
The Audit Committee's primary responsibilities include assisting the Board in its oversight of the Company’s financial reporting process, appointing the independent registered public accounting firm and reviewing the services performed by the independent registered public accounting firm. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the Company's financial statements.
In performing its oversight responsibility, the Audit Committee has:

•	reviewed and discussed the audited year-end financial statements with management, which has primary responsibility for the financial statements;

•
discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm for Fiscal 2013, the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T; and

•
received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence and discussed with Ernst & Young LLP its independence.

The Audit Committee also discussed with the auditors matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Audit Committee recommended to the Board inclusion of the audited year-end financial statements in the 2013 Annual Report.

Submitted by the Audit Committee of the Board of Directors
Richard E. Goodrich (Chair) Kevin J. McGinty* John T. Nesser, III* Charles A. Sorrentino

*	Messrs. McGinty and Nesser were appointed as Audit Committee members in August 2012.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On June 14, 2013, following a comprehensive, competitive bid process undertaken by the Audit Committee, the Audit Committee approved the engagement of KPMG LLP ("KPMG") to serve as our independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2014 and our Board recommends that stockholders ratify this appointment. If our stockholders do not ratify this appointment the Audit Committee may reconsider it. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Ernst & Young LLP ("E&Y") was engaged to audit our consolidated financial statements for Fiscal 2012 and Fiscal 2013 and was notified on June 14, 2013 that it will not be retained as our independent registered public accounting firm for Fiscal 2014.
E&Y's report on the consolidated financial statements of Thermon and its subsidiaries as of and for Fiscal 2012 noted that (i) E&Y did not audit the 2010 financial statements of Thermon Canada Inc., Thermon Australia, PTY., LTD, and Thermon Heat Tracing & Engineering (Shanghai) Co., Ltd., all wholly owned subsidiaries of Thermon; (ii) those financial statements were audited by other auditors whose reports had been furnished to E&Y; (iii) E&Y's opinion on the consolidated financial statements of Thermon and its subsidiaries as of and for Fiscal 2012, insofar as it related to the amounts included for Thermon Canada Inc., Thermon Australia, PTY., LTD (each of which are before certain adjustments to conform to U.S. generally accepted accounting principles), and Thermon Heat Tracing & Engineering (Shanghai) Co., Ltd., was based solely on the reports of such other auditors; and (iv) E&Y audited significant differences from Canadian generally accepted accounting principles and Australian generally accepted accounting principles to U.S. generally accepted accounting principles for 2010 related to Thermon Canada Inc. and Thermon Australia, PTY., LTD, respectively, reflected in Note 18 to our consolidated financial statements for Fiscal 2012 filed in our Annual Report on Form 10-K as filed with the SEC on June 8, 2012.
Except as described in the immediately preceding paragraph, the audit reports of E&Y on the consolidated financial statements of Thermon and its subsidiaries as of and for Fiscal 2013 and Fiscal 2012 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The audit reports of E&Y on the effectiveness of internal control over financial reporting as of Fiscal 2013 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During Fiscal 2013, Fiscal 2012 and the subsequent interim period through June 14, 2013, (i) there were no "disagreements" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Thermon and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the subject matter of any such disagreement in connection with its reports for such fiscal years and interim period, and (ii) there were no "reportable events" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

During Fiscal 2013, Fiscal 2012 and the subsequent interim period through June 14, 2013, neither Thermon or anyone acting on Thermon's behalf has consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Thermon's consolidated financial statements, in any case where either a written report or oral advice was provided to Thermon by KPMG that KPMG concluded was an important factor considered by Thermon in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a "disagreement" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

In connection with filing a Current Report on Form 8-K with the SEC regarding the change in our independent registered public accounting firm, the Company provided E&Y with a copy of the disclosures in such Current Report and requested that E&Y furnish the Company with a letter addressed to the SEC stating whether or not E&Y agreed with the disclosures therein. A copy of E&Y's letter, dated June 17, 2013, is attached as Exhibit 16.1 to the Company's Current Report on Form 8-K filed with the SEC on June 17, 2013.

We expect that one or more representatives of KPMG will attend the 2013 Annual Meeting and will be given an opportunity to make a statement if he or she so desires. The representatives will also be available to respond to appropriate questions from shareholders.

The Board unanimously recommends that stockholders vote "FOR" the ratification of the Audit Committee's appointment of KPMG as our independent registered public accounting firm for Fiscal 2014.

AUDIT AND NON-AUDIT FEES
The following sets forth fees billed for the audit and other services provided by Ernst & Young LLP for the last two fiscal years.

	Year Ended March 31, 2013	Year Ended March 31, 2012
Audit Fees(1)	$852,465	$576,300
Audit-Related Fees(2)	—	—
Tax Fees(3)	59,161	312,800
All Other Fees(4)	—	—
Total	$911,626	$889,100

(1)	Consists of fees and expenses for integrated audit of annual financial statements, reviews of the related quarterly financial statements, and reviews of documents filed with the SEC.

(2)	Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of financial statements that are not "Audit Fees."

(3)
Consists of fees and expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

(4)	Consists of fees and expenses for products and services that are not "Audit Fees," "Audit-Related Fees" or "Tax Fees."
Pre-Approval Policies and Procedures
All services rendered by E&Y were permissible under applicable laws and regulations, and were pre-approved by our Audit Committee. Pursuant to its charter, the primary purposes of our Audit Committee include the following: (i) to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; (ii) to pre-approve all audit and non-audit services, including tax services, to be provided, consistent with all applicable laws, to us by our external auditors; and (iii) to establish the fees and other compensation to be paid to our external auditors. The Audit Committee has reviewed the external auditors’ fees for audit and non-audit services for Fiscal 2013. The Audit Committee has also considered whether such non-audit services are compatible with maintaining the external auditors’ independence and has concluded that they are compatible at this time.
The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with that policy, the Audit Committee has given its pre-approval for the provision of all audit and review services to be performed by the independent registered public accounting firm for Fiscal 2014. All other services must be specifically pre-approved by the Audit Committee or by a member of the Audit Committee to whom the authority to pre-approve the provision of services has been delegated.
Furthermore, the Audit Committee will review the external auditors’ proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, will regularly review with the external auditors any problems or difficulties the auditors encountered in the course of their audit work and will, at least annually, use its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items):

(i) the auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (iii) the independence of the external auditors; and (iv) the aggregate fees billed by our external auditors for each of the previous two fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of the Record Date, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director; (iii) each Named Executive Officer; and (iv) all directors and Named Executive Officers as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC, which generally provide that a person is the beneficial owner of securities if such person has or shares voting or investment power with respect to the securities or has the right to acquire such powers within 60 days. Shares issuable pursuant to stock options exercisable as of the Record Date or within 60 days thereafter and restricted stock units ("RSUs") that are scheduled to vest within 60 days of the Record Date are deemed outstanding for computing the percentage of the respective person or group holding such options but are not outstanding for computing the percentage of any other person or group. The percentage of beneficial ownership for the following table is based on 31,358,176 shares of common stock outstanding as of the Record Date, plus options exercisable and RSUs vesting on or within 60 days of the Record Date held by any executive officer or director included in the group for which percentage ownership has been calculated. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Unless otherwise indicated, the address for each listed stockholder is: c/o Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% Stockholders:
Eagle Asset Management, Inc.(1)	2,998,886	9.6%
Neuberger Berman Group LLC(2)	2,067,533	6.6%
Columbia Wanger Asset Management, LLC(3)	1,605,500	5.1%

Executive Officers and Directors:
George P. Alexander(4)	214,254	*
Rodney L. Bingham(5)	214,391	*
Jay C. Peterson(6)	56,195	*
Johannes (René) van der Salm(7)	224,534	*
Marcus J. George(8)	5,291	*
Richard E. Goodrich(9)	35,479	*
Kevin J. McGinty	2,091	*
John T. Nesser, III	2,091	*
Michael W. Press	5,875	*
Stephen A. Snider	7,875	*
Charles A. Sorrentino(10)	51,102	*
All executive officers and directors as a group(11 persons)(11)	819,178	2.6%

*	Less than 1% of our outstanding common stock.

(1)
According to a Schedule 13G filed with the SEC on January 23, 2013, Eagle Asset Management, Inc. reported beneficial ownership of an aggregate 2,998,886 shares, including sole voting and dispositive power over all shares beneficially owned. Eagle Asset Management, Inc. lists its address as 880 Carillon Parkway, Saint Petersburg, FL 33716, in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(2)
According to a Schedule 13G filed with the SEC on February 14, 2013, Neuberger Berman Group LLC reported beneficial ownership of an aggregate 2,067,533 shares, including shared voting power over 2,018,433 shares beneficially owned and shared dispositive power over all 2,067,533 shares beneficially owned. Neuberger Berman Group LLC lists its address as 605 Third Avenue, New York, NY 10158, in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(3)
According to a Schedule 13G filed with the SEC on February 14, 2013, Columbia Wanger Asset Management, LLC reported beneficial ownership of an aggregate 1,605,500 shares, including sole voting power over 1,435,500 shares beneficially owned and sole dispositive power over 1,605,500 shares beneficially owned. Columbia Wanger Asset Management LLC lists its address as 227 West Monroe Street, Suite 3000, Chicago, IL 60606, in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(4)
Includes 48,252 shares owned by the Bridget Alexander Trust, which is for the benefit of spouse Bridget Alexander, 60,981 shares owned by the George Alexander Trust, which is for the benefit of George Alexander, 48,252 shares owned by spouse Bridget Alexander and 4,647 RSUs vesting on August 2, 2013. Excludes 9,294 unvested RSUs and 9,294 unvested performance units (measured at the target performance level).

(5)
Includes 206,917 shares owned by the R/S Bingham Family Limited Partnership, which is primarily owned by trusts that are for the benefit of Mr. Bingham's children, of which Mr. Bingham and his wife are the sole trustees as well as a limited liability company that is for the benefit of Mr. Bingham and his wife, of which Mr. Bingham is the general partner. Also includes 4,647 RSUs vesting on August 2, 2013. Excludes 9,294 unvested RSUs and 9,294 unvested performance units (measured at the target performance level).

(6)
(6)    Includes 51,845 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date and 2,710 RSUs vesting on August 2, 2013. Excludes 5,422 unvested RSUs and 5,422 unvested performance units (measured at the target performance level).

(7)
Includes 62,521 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date and 2,710 RSUs vesting on August 2, 2013. Excludes 5,422 unvested RSUs and 5,422 unvested performance units (measured at the target performance level).

(8)
Includes 50 shares owned by minor children sharing Mr. George’s household. Mr. George disclaims beneficial ownership of shares held by his minor children, except to the extent of a pecuniary interest therein.

(9)	Includes 8,358 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(10)	Includes 16,358 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(11)
Includes 139,082 shares of our common stock issuable upon the exercise of stock options held by executive officers or directors that are exercisable within 60 days of the Record Date and 14,714 RSUs vesting within 60 days of the Record Date held by executive officers. Excludes 29,432 unvested RSUs and 29,432 unvested performance units (measured at the target performance level) held by executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.
Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were timely met during Fiscal 2013, except that one Form 4 was filed for Rodney Bingham on June 15, 2012 with respect to the exercise and subsequent sale of the underlying shares of 29,646 stock options on June 12, 2012, one Form 4 was filed for George Alexander on March 13, 2013 with respect to the sale of 30,003 shares on March 8, 2013 and one Form 4 was filed for Johannes van der Salm on May 21, 2013 with respect to the exercise and subsequent sale of the underlying shares of 12,500 stock options on March 18, 2013.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis ("CD&A") with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement prepared in connection with the 2013 Annual Meeting and the Company’s 2013 Annual Report.

Submitted by the Compensation Committee of the Board of Directors
Stephen A. Snider (Chair) Richard E. Goodrich Kevin J. McGinty* Michael W. Press

*	Mr. McGinty was appointed as a member of the Compensation Committee in August 2012.

FISCAL 2013 EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis ("CD&A") provides a discussion of the background and objectives of our compensation programs for our Fiscal 2013 Named Executive Officers, listed in the table below. The CD&A should be read together with the compensation tables and related disclosures that follow this section.

Name	Title
Rodney L. Bingham	President and Chief Executive Officer
George P. Alexander	Executive Vice President, Global Sales
Jay C. Peterson	Chief Financial Officer; Senior Vice President, Finance; Secretary
Johannes (René) van der Salm	Senior Vice President, Global Operations
Executive Summary
We believe our business benefits from an exceptional management team that is responsible for maintaining our leadership in the heat tracing industry and we have sought to establish competitive executive compensation programs that enable us to attract, retain and reward skillful, experienced and dedicated executives who can contribute both to our short- and long-term success. Our executive compensation program is designed to reward strong financial performance and a significant portion is tied to the achievement of measurable operational and strategic objectives, which we believe motivates management to maximize performance and build stockholder value.
Compensation Overview
Some of the key principles of our compensation program include (i) management’s interests should be closely aligned with the interests of our stockholders; (ii) compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership; (iii) differences in compensation should reflect differing levels of responsibilities; and (iv) performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.
The table below summarizes the primary elements of our executive compensation program:

Element of Compensation	Description	Value to Stockholder
Base Salary	Annual salary is fixed.	Competitive base compensation enables the Company to attract and retain key executive talent.
Short Term Incentive	Annual cash incentive is variable and earned only to the extent certain pre-determined performance metrics are met or exceeded.	Motivates executives to drive annual results that positively impact revenue, operating income, working capital and safety.
Long-Term Incentive - Performance-Based Restricted Stock Units
Stock awards that vest in annual installments over three years only if the Company's stock price performance relative to its peer group meets pre-approve targets. The value of the award is variable based on the number of shares earned as well as the Company's stock price.
Aligns executive compensation with stockholder value creation over a three-year performance period. Retention feature embedded in award design.
Long-Term Incentive - Time-Based Restricted Stock Units	Stock awards that vest in equal annual installments over three years. The number of shares that vest each year is fixed, but the value of the award is variable based on the Company's stock price.	Aligns executive compensation with stockholder value creation over a three-year vesting period. Retention feature embedded in award design.
Fiscal 2013 Highlights
The Company recorded another strong financial performance in Fiscal 2013. The Company achieved record revenue of $284.0 million in Fiscal 2013, which represented a 4% increase over Fiscal 2012. The Company's gross margin performance in Fiscal 2013 remained strong at 47% of revenue and the Company increased its cash balance by 104% from $21.5 million at the end of Fiscal 2012 to $43.8 million at the end of Fiscal 2013. In addition, the Company's stock price performance increased approximately 9% from $20.45 at March 30, 2012 to $22.21 at March 28, 2013 (the last trading day of each fiscal year).
In addition to these operating results, the Company's executive compensation program continued to evolve during its first full fiscal year as a publicly-traded company. As a new public company in Fiscal 2012, the Company made stock option grants in connection with the IPO, but did not otherwise include equity as a component of the Fiscal 2012 executive compensation program. In Fiscal 2013, the Compensation Committee determined that equity should be a significant element of the Company's executive compensation program because it (i) aligns the executive's compensation with long-term stockholder value creation; (ii) is viewed as a critical retention tool; and (iii) is a necessary component to remain competitive with the companies that compete with us for executive talent. Therefore, in Fiscal 2013, equity accounted for approximately half of each Named Executive Officer's total compensation, as reported in the Summary Compensation Table. In addition, half of the total equity grant was comprised of performance-based restricted stock units (the "performance units") that were tied directly to the Company's total shareholder return as compared to a predetermined peer group.
As a result of these changes, total compensation for our Named Executive Officers in Fiscal 2013 (as set forth in the Summary Compensation Table) increased as compared to Fiscal 2012. However, the short-term incentives paid to the Named Executive Officers decreased in Fiscal 2013 as compared to Fiscal 2012 as a result of falling short on certain of the pre-determined targets established under the 2013 short-term incentive program. Further, the Company did not pay any discretionary cash bonuses in Fiscal 2013.
The Company also continues to focus on corporate governance. During Fiscal 2013, it increased the stock ownership guideline for the Chief Executive Officer from three times base salary to five times base salary. In addition, the Company has also implemented an anti-hedging and anti-pledging policy precluding its executives and directors from engaging in certain types of transactions with our common stock.
Executive Compensation Process
Role of the Compensation Committee and the Chief Executive Officer
The Compensation Committee determines all compensation for the Named Executive Officers. Each year, the Compensation Committee conducts an evaluation of the Chief Executive Officer to determine if a change in his compensation is appropriate after considering factors such as the Company’s performance and relative stockholder return, the compensation received by chief executive officers at comparable companies and historical compensation levels. Mr. Bingham did not participate in the Compensation Committee’s deliberations or decisions with regard to his own compensation. At the Compensation Committee’s request, the Chief Executive Officer conducts a performance evaluation of each of the other Named Executive Officers and reviews the results with the Compensation Committee to assist it in determining whether changes in their compensation are appropriate. The Compensation Committee gives considerable weight to the Chief Executive Officer’s evaluation of the other Named Executive Officers because of his direct knowledge of each executive officer’s performance and contributions.
Role of Outside Advisors
The Compensation Committee directly engaged Longnecker & Associates ("L&A") to assist in evaluating Fiscal 2013 executive compensation decisions. The independent compensation advisor provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During Fiscal 2013, L&A regularly participated in Compensation Committee meetings and advised the Compensation Committee with respect to compensation trends and best practices, incentive plan design and competitive pay levels. While L&A consulted with management in performing work requested by the Compensation Committee, it did not perform any separate services for management. The Compensation Committee assessed the independence of L&A pursuant to SEC rules and concluded that L&A's work for the Compensation Committee did not raise any conflict of interest.
In February 2013, following a competitive bid process, the Compensation Committee engaged Pearl Meyer & Partners ("PM&P") to assist in evaluating Fiscal 2014 executive compensation decisions. The Compensation Committee has considered the independence of PM&P in light of new SEC rules and NYSE listing standards. The Compensation Committee requested and received a letter from PM&P addressing PM&P's and the senior advisor involved in the engagement's independence, including the following factors: (1) other services provided to us by PM&P; (2) fees paid by us as a percentage of PM&P's total revenue; (3) policies or procedures maintained by PM&P that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisor and a member of the Compensation Committee; (5) any company stock owned by the senior advisor; and (6) any business or personal relationships between our executive officers and the senior advisor. The Compensation Committee discussed these considerations and concluded that the work performed by PM&P and PM&P's senior advisor involved in the engagement did not raise any conflict of interest, and that PM&P provides objective and competent advice. The following protocols are designed to help ensure objectivity:

•	The advisor reports directly to the Compensation Committee or, in the case of matters relating to director compensation, to the Nominating and Corporate Governance Committee;

•
Only the Compensation Committee or the Nominating and Corporate Governance Committee has the authority to retain or terminate the advisor with respect to services provided to the relevant committee; and

•	The advisor meets as needed with Committee members, without the presence of management.
Consideration of Say-on-Pay Vote Results

The Company provides its shareholders with the opportunity to cast an annual non-binding, advisory vote on the compensation paid to its Named Executive Officers (a "say-on-pay" vote). At our 2012 Annual Meeting, approximately 99.7% of the total shares represented and entitled to a say-on-pay vote were cast in favor of the proposal. Accordingly, the Compensation Committee believes these results affirmed broad stockholder support of our approach to executive compensation and did not believe it was necessary to make any changes to the executive compensation program in response to the 2012 say-on-pay vote. The Compensation Committee will continue to consider the results of say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Peer Companies and Market Comparison

For Fiscal 2013, the Compensation Committee considered information regarding market pay practices to ensure that it made informed decisions on executive pay packages. The Compensation Committee did not target the specific compensation elements or total compensation against the market data. Instead, the Compensation Committee utilized the market data to assess the overall competitiveness and reasonableness of the Company’s executive compensation program. Market pay practices are based on peer group proxy data and published survey data. While the Compensation Committee considers relevant market pay practices when setting executive compensation, it does not rely on this information to target any specific pay percentile for our executive officers as the Compensation Committee does not believe that it is appropriate to establish compensation levels based only on market practices. The Compensation Committee believes that compensation decisions are complex and the factors that influence the amount of compensation awarded include market competition for a particular position, an individual’s experience and past performance, tenure with the Company and associated institutional knowledge, long-term potential with the Company, Company performance (including past and future performance objectives) as well as peer compensation levels.

In February 2011, with the assistance of L&A, the Compensation Committee identified a group of companies to use to evaluate Fiscal 2012 compensation decisions. Establishing a peer group was difficult because we operate in a specialized industry in which there are few direct peers. In determining the peer group, the Compensation Committee selected publicly traded manufacturing companies that, in its view, compete with the Company for talent and have revenue, assets, market capitalization and enterprise value that are generally comparable to the Company (the "Initial Compensation Peer Group"). The following companies comprised the Initial Compensation Peer Group:

AAON, Inc.	II-VI, Inc.	Robbins & Myers, Inc.(1)
Chart Industries, Inc.	OYO Geospace Corporation	Spectrum Control, Inc.(2)
Colfax Corporation	Powell Industries, Inc.	STR Holdings, Inc.
Dril Quip, Inc.	Pulse Electronics Corp.	Vicor Corporation

(1)	Robbins & Myers, Inc. was acquired by National Oilwell Varco in February 2013 and was subsequently removed from the Compensation Peer Group (as defined below).

(2)	Spectrum Control, Inc. was acquired by API Technologies Corp. in June 2011 and was subsequently removed from the Initial Compensation Peer Group.

In November 2011, the Compensation Committee decided to expand the Company’s peer group from 12 to 16 entities to ensure appropriate coverage of the markets and industries in which we participate. The following companies, together with the Initial Peer Group, comprise the Company’s "Compensation Peer Group." The Compensation Peer Group was utilized in making Fiscal 2013 compensation decisions.

Advanced Energy Industries, Inc.	AZZ Incorporated	Ultralife Corp.
American Superconductor Corp.	Generac Holdings Inc.

Elements of Our Compensation Program
Base Salaries
Base salaries are intended to provide a competitive foundation and a fixed rate of pay for the work being performed by each executive officer sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our Named Executive Officers are designed to reflect each executive’s scope of responsibility and accountability with us, as well as the complexity of the applicable position. Compensation beyond those pay elements is at risk and must be earned through achievement of annual goals, which represent performance expectations of the Board and management and long-term value creation for our stockholders. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive’s position and the ability of that position to influence overall Company performance. Furthermore, in setting target compensation, the Compensation Committee focuses on the total compensation opportunity for the executive.
Base salaries are generally reviewed annually and adjusted from time to time to reflect individual responsibilities, performance, experience and market competitiveness. The Compensation Committee is responsible for setting the base salary of the Chief Executive Officer. Base salary decisions with respect to the other Named Executive Officers are approved by the Compensation Committee upon the recommendation of the Chief Executive Officer.
At the beginning of Fiscal 2013, the base salaries for each of Messrs. Bingham, Alexander, Peterson and van der Salm were $350,000, $295,000, $250,000 and $215,000, respectively. The Compensation Committee did not conduct a peer group base salary review for Fiscal 2013. Instead, after consulting with L&A, it approved a 3% base salary increase for each of Messrs. Bingham, Alexander and Peterson. L&A confirmed that this rate increase was consistent with current market pay practices. These increases became effective on June 1, 2012, following which the base salaries for each of Messrs. Bingham, Alexander and Peterson were $360,500, $303,850 and $257,500, respectively. Mr. van der Salm received a base salary increase in March 2013 and did not receive a subsequent increase in Fiscal 2013.
Short-Term Incentives
Historically, we have provided our Named Executive Officers and other worldwide employees with the opportunity to earn annual cash incentives based on overall Company performance. We believe that these incentives help create a "pay for performance" culture by providing an opportunity to earn competitive compensation that is linked to our performance as well as hold our executives accountable and reward them based on actual business results. Consistent with this culture, short-term incentives can represent a significant portion of total compensation.
At the 2012 Annual Meeting, the Company's stockholders approved the Thermon Group Holdings, Inc. 2012 Short-Term Incentive Plan, under which the Named Executive Officers are eligible to receive cash incentive awards based on the achievement of objective performance goals. After reviewing the results of the Fiscal 2012 executive short-term incentive program and in consultation with L&A, the Compensation Committee changed certain of the design elements for its Fiscal 2013 executive short-term incentive program ("2013 STIP"). In particular, the Compensation Committee noted that under the Fiscal 2012 short-term incentive program, the maximum award opportunity for Mr. Bingham was 100% of base salary and 75% of base salary for each of Messrs. Alexander, Peterson and van der Salm. In order to remain competitive with market practices and to incentivize management to maximize the Company's performance, it increased the maximum opportunities to 160% of base salary for each of Messrs. Bingham and Alexander and to 120% of base salary for each of Messrs. Peterson and van der Salm. In addition, the target and threshold levels were established as 100% and 40% of base salary, respectively, for each of Messrs. Bingham and Alexander and 75% and 30% of base salary, respectively, for each of Messrs. Peterson and van der Salm.

In June 2012, the Compensation Committee established performance metrics for each Named Executive Officer as described in the table below. The threshold level for each performance metric was established as the Company's actual result in Fiscal 2012. The target level for each performance metric was established as the Company's Board-approved budget. The maximum level for each performance metric was established as a 20% improvement over the Company's budget. The Compensation Committee believes that these four metrics incentivize our executive officers to focus on multiple performance drivers throughout our business. Historically, operating income has been a key metric in evaluating the short-term incentive opportunities available to the Named Executive Officers and the Compensation Committee continues to view this as a key metric in evaluating the Company's performance. The Compensation Committee added revenue as a metric in Fiscal 2013 to incentivize the management team to focus on growth opportunities. The Committee also believes that safety and working capital are important metrics that management should be focused on in order to run the business effectively and efficiently. The following table details each performance metric and its respective weight, the pre-determined threshold, target, and maximum performance levels and the Company's actual performance in Fiscal 2013.

Performance Metric	Weight	Threshold Performance	Target Performance	Maximum Performance	Fiscal 2013 Actual Performance
Operating Income($)(1)	60%	70,500	76,149	90,000	73,342
Revenue($)	20%	270,500	300,272	360,326	282,909
Safety (TRIR)(2)	10%	0.54	0.486	0.432	0.31
Working Capital Improvement(3)	10%	38.8%	40.8%	44.9%	45.6%

(1)
For purposes of the 2013 STIP, "operating income" is defined as gross profit, less operating expenses excluding incentive expense, stock-based compensation expense that was not accelerated in connection with our IPO, management fees and expenses paid to our former private equity sponsors, plus amortization of intangible assets.

(2)
For purposes of the 2013 STIP, "safety" is defined as the Company's total recordable incident rate ("TRIR"). TRIR is calculated as the number of recordable injuries times 200,000 divided by the number of man hours worked.

(3)
For purposes of the 2013 STIP, "working capital" is calculated as current assets, less current liabilities, excluding capital market transactions and capital expenditures related to the construction of our new manufacturing facility in San Marcos, Texas. "Working capital improvement" is defined as improvement of working capital as a percentage of revenue.

Under the 2013 STIP, the threshold, target and maximum opportunities were set as a percentage of base salary, as summarized in the table below. Performance in between the threshold and target performance levels and the target and maximum levels were prorated. There was no payout for performance below the threshold performance level for each metric.

Objective	Fiscal 2013 Base Salary ($)	Threshold % of Base Salary	Target % of Base Salary	Maximum % of Base Salary
Rodney L. Bingham	360,500	40%	100%	160%
George P. Alexander	303,850	40%	100%	160%
Jay C. Peterson	257,500	30%	75%	120%
Johannes (René) van der Salm	215,000	30%	75%	120%
On May 29, 2013, the Compensation Committee reviewed the Company’s Fiscal 2013 performance as well as each pre-determined performance metric. The Compensation Committee determined that the Company's performance fell between the threshold and target levels for each of the operating income and revenue performance metrics and that the Company achieved maximum performance for each of the safety and working capital improvement performance metrics. While we experienced growth during Fiscal 2013, we did not meet the higher growth targets that we established during our budgeting process in late Fiscal 2012. Accordingly, the actual 2013 STIP payouts for our executive officers were only 70.5% of the target compensation levels. Based on the Company's performance, the Compensation Committee approved payouts under the 2013 STIP to Messrs. Bingham, Alexander, Peterson and van der Salm of $254,304, $214,342, $136,234 and $113,749, respectively.

Long-Term Incentives
The Company's Long-Term Incentive Plan (the "LTIP") provides our officers, employees, non-employee directors and consultants with added incentive to remain employed by or perform services for us and aligns such individuals’ interests with those of our stockholders. Our Compensation Committee believes that equity-based awards are important in building an ownership mentality among our executives and aligning the long-term financial interests of our executives with those of our stockholders. Under the LTIP, our Compensation Committee may grant to participants options, stock appreciation rights, restricted stock, restricted stock units, and performance units.
The Compensation Committee monitors and evaluates the performance of the Company's long-term incentive awards and Company performance under the terms of prior awards against the Committee's overall compensation philosophy and whether long-term incentive compensation awards are effectively serving the Company's compensation goals. In Fiscal 2012, the executives received a stock option grant in connection with the IPO with a grant date fair value that was significantly smaller than annual equity awards within the Compensation Peer Group. Therefore, the Compensation Committee asked L&A to assist it in developing an LTIP award structure that included a significant performance-based element that was more commensurate with annual equity awards within the Compensation Peer Group. Based on the advice of L&A and the Company's Fiscal 2013 budget, the Compensation Committee approved Fiscal 2013 equity awards in the form of restricted stock units and performance units as described in the table below. The Compensation Committee determined that structuring the award in two parts, restricted stock units and performance units, would best achieve its goal of achieving compensation levels that were more competitive with the market as well as increasing the amount of each executive's compensation that would be subject to performance conditions.

Named Executive Officer	Grant Date	Approximate Grant Date Fair Value($)(1)	Restricted Stock Units (#)(2)	Performance Units Aggregate Target Award (#)(3)
Rodney Bingham	8/2/2012	600,000	13,941	13,941
George Alexander	8/2/2012	600,000	13,941	13,941
Jay Peterson	8/2/2012	350,000	8,132	8,132
Johannes (René) van der Salm	8/2/2012	350,000	8,132	8,132

(1)
The Compensation Committee targeted an approximate grant date fair value as set forth in this column, with half of the value to be awarded in time-based restricted stock units and the other half to be awarded in performance units.

(2)
The number restricted stock units subject to each award was calculated as 50% of the approximate grant date fair value divided by the market closing price per share of the Company's common stock as reported on the NYSE on the grant date. The restricted stock unit awards vest in three equal annual installments, on each of the first, second and third anniversaries of the grant date.

(3)
The number of performance units subject to each award was calculated as 50% of the approximate grant date fair value divided by the market closing price per share of the Company's common stock as reported on the NYSE on the grant date. The "Target Award" for each "Performance Period" (as defined in the table below) is one-third of the aggregate number of performance units granted. The Compensation Committee established the performance goal as total shareholder return ("TSR") relative to the Compensation Peer Group ("RTSR"). The Compensation Committee believes that the RTSR metric aligns a significant portion of the compensation of each Named Executive Officer with stockholder value creation.

Performance Period	Begin Date	End Date
Performance Period 1:	April 2, 2012 through	March 29, 2013
Performance Period 2:	April 2, 2012 through	March 31, 2014
Performance Period 3:	April 2, 2012 through	March 31, 2015
Following the completion of each Performance Period, the TSR of each entity within the Compensation Peer Group is calculated for such Performance Period and ranked from highest to lowest. The percentage of each Target Award is earned based on the following table, however, if the Company's TSR during any performance period is below the threshold performance level or is negative, the executives will not earn any shares with respect to that Performance Period. The awards are prorated for actual results that fall between the performance levels specified below.

Level	Payout	RTSR Performance
Threshold:	50% of Target Award	35th percentile
Target:	100% of Target Award	59th percentile
Maximum:	200% of Target Award	100th percentile
On May 29, 2013, the Compensation Committee calculated and reviewed the TSR performance of each of the entities in the Compensation Peer Group for Performance Period 1. The Company's RTSR performance was 7.39% during Fiscal 2013, which ranked 8th out of 16 total companies in the Compensation Peer Group. Therefore, each Named Executive Officer achieved a payout of 83.3% of his respective Target Award for Performance Period 1. Based on this actual performance, Messrs. Bingham and Alexander each earned 3,870 shares and Messrs. Peterson and van der Salm each earned 2,257 shares.
Employee Benefits and Perquisites
We offer a very limited amount of perquisites and other personal benefits to our Named Executive Officers. The Compensation Committee believes that these perquisites are reasonable and consistent with prevailing market practice and the Company’s overall compensation program. Perquisites are not a material part of our compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our Named Executive Officers.
Each of our Named Executive Officers is entitled to participate in our employee benefit plans (including 401(k) retirement savings, and medical, dental and life insurance benefits) on the same basis as our other full-time employees located in the United States. In addition, we lease a Company vehicle for Mr. Bingham’s use in traveling between our facilities in Houston and San Marcos, Texas. See "Summary Compensation Table—All Other Compensation."
Employment Agreements
In connection with our IPO, we entered into amended and restated employment agreements with Messrs. Bingham, Alexander and Peterson and an employment agreement with Mr. van der Salm. In August 2011, we entered into a second amended and restated employment agreement with Mr. Peterson and an amended and restated employment agreement with Mr. van der Salm. The material terms of each employment agreement, including the severance benefits provided to each Named Executive Officer upon a qualifying termination event, are described in the narrative following the "Fiscal 2013 Grants of Plan-Based Awards" table and the "Potential Payments Upon Termination or Change of Control" section. The terms of each agreement were determined based on competitive market pay practices and negotiations between the parties. Each employment agreement will expire on April 30, 2014.
Stock Ownership Guidelines
Our Board adopted stock ownership guidelines for all of our Named Executive Officers and directors on November 1, 2011 and delegated oversight of the guidelines to the Compensation Committee. In May 2012, the Compensation Committee increased the ownership threshold for the Chief Executive Officer to five times annual base salary from three times annual base salary. The ownership threshold for all other Named Executive Officers remained at two times annual base salary. The ownership threshold for non-employee directors is three times the director’s annual cash retainer. Each Named Executive Officer and director is required to meet such minimum guidelines five years after November 1, 2011 or, if elected or appointed after November 1, 2011, five years after the date of such election or appointment.
Each individual subject to the stock ownership guidelines must meet or exceed his or her requisite threshold immediately prior to any disposition of shares or share equivalents obtained through an equity grant (other than shares used to pay applicable withholding taxes and the exercise price of stock options). The 100% retention requirement applies during any time period during which the individual’s stock ownership threshold has not been achieved, including during the initial five-year period. If a Named Executive Officer or director does not meet the requisite threshold or demonstrate sustained progress toward meeting the threshold, the Board has discretion to reduce future long-term incentive grants or pay future cash incentives in the form of stock.
Though not yet required, all of the Named Executive Officers and Messrs. Goodrich, Snider and Sorrentino met these guidelines as of the Record Date.
Certain Transactions in Company Securities
Our Insider Trading Policy prohibits our directors, officers and employees from engaging in various hedging activities with Company securities, including short sales and any transaction involving a publicly traded option, such as a put, call or other derivative security. Further, the policy prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan.

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation we paid to the Named Executive Officers for the fiscal years ended March 31, 2013, 2012 and 2011, respectively. In Fiscal 2013, our Named Executive Officers were our Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executives serving as executive officers as of March 31, 2013.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Rodney L. Bingham	2013	358,529	—	603,134	—	254,304	27,480	1,243,446
President, Chief Executive Officer and Director	2012	350,042	104,635	—	59,900	350,000	27,951	892,528
(principal executive officer)	2011	281,165	281,000	—	806,707	—	1,945,310	3,314,182

George P. Alexander	2013	302,182	—	603,134	—	214,342	8,910	1,128,567
Executive Vice President,	2012	295,000	126,760	—	59,900	221,250	8,670	711,580
Global Sales	2011	250,047	221,000	—	806,707	—	1,906,107	3,183,861

Jay C. Peterson	2013	256,087	—	351,818	—	136,234	8,910	753,049
Chief Financial Officer	2012	241,351	88,840	—	29,950	187,500	8,670	556,311
(principal financial officer)	2011	152,098	140,500	—	530,587	—	1,150	824,335

Johannes (René) van der Salm	2013	215,000	—	351,818	—	113,749	8,715	689,282
Senior Vice President,	2012	190,000	112,840	—	29,950	114,000	8,356	455,146
Global Operations	2011	164,505	291,000	—	673,127	—	860,175	1,988,807

(1)
Effective June 1, 2012, Messrs. Bingham, Alexander and Peterson received an annual salary increase to $360,500, $303,850, and $257,500, respectively. Total salary amounts reported in this table are lower than these salary increases because lower annual salaries were in effect for a portion of Fiscal 2013.

(2)
The amounts reported in this column for Fiscal 2013 represent the aggregate grant date fair value of restricted stock unit and performance unit awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). We calculated the estimated fair value of the restricted stock unit awards by using the fair value of our common stock on the date of grant. The amounts reported for Fiscal 2013 also include the estimated fair value of performance units during each of the three performance periods, which was $21.17, $21.69 and $22.37 per share, respectively. The estimated fair value was calculated based on the probable outcome of the market-based performance conditions and the application of a Monte Carlo simulation model. The performance units vest if the TSR performance of the Company's common stock meets or exceeds the predetermined threshold, target and maximum performance levels as compared to the Compensation Peer Group over annual and cumulative performance periods from April 1, 2012 through March 31, 2015. The grant date fair value of the performance units does not correspond to the actual value that may be recognized by each Named Executive Officer with respect to these awards, which may be higher or lower based on a number of factors, including the Company's performance, the performance of the Compensation Peer Group and stock price fluctuations. Under FASB ASC Topic 718, the vesting condition related to the performance units is a market condition and not a performance condition. Accordingly, there is not a grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions. For a discussion of the assumptions and methodologies used to value the awards, please see the discussion of equity awards contained in Note 15 to the Consolidated Financial Statements included in our 2013 Annual Report.

(3)
The amounts reported in this column represent annual cash compensation earned under the 2013 STIP based on Fiscal 2013 performance. Please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Short-Term Incentives" for further information.

(4)	Amounts reported in this column for Fiscal 2013 include:

Name	Company Contribution to 401(k) ($)	Group Life Insurance ($)	Company Provided Vehicle ($)(a)	All Other Compensation Total ($)
Rodney L. Bingham	7,500	1,410	18,570	27,480
George P. Alexander	7,500	1,410	—	8,910
Jay C. Peterson	7,500	1,410	—	8,910
Johannes (René) van der Salm	7,500	1,215	—	8,715

(a)
Mr. Bingham regularly travels by car, including between our facilities in Houston, Texas and our headquarters in San Marcos, Texas. Included in "All Other Compensation" for Mr. Bingham for Fiscal 2013 were payments for the cost of a Company leased vehicle and reimbursements for gas and maintenance on the vehicle. We value these benefits based on the actual cost incurred.

FISCAL 2013 GRANTS OF PLAN-BASED AWARDS
The following table summarizes awards made to our Named Executive Officers in Fiscal 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)($)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(#)			All Other Stock Awards: Number of Shares of Stocks or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Rodney L. Bingham	—	144,200	360,500	576,800	—	—	—	—	—
	8/2/2012	—	—	—	6,970	13,941	27,882	—	303,124
	8/2/2012	—	—	—	—	—	—	13,941	300,010
George P. Alexander	—	121,540	303,850	486,160	—	—	—	—	—
	8/2/2012	—	—	—	6,970	13,941	27,882	—	303,124
	8/2/2012	—	—	—	—	—	—	13,941	300,010
Jay C. Peterson	—	77,250	193,125	309,000	—	—	—	—	—
	8/2/2012	—	—	—	4,066	8,132	16,264	—	176,818
	8/2/2012	—	—	—	—	—	—	8,132	175,000
Johannes (René) van der Salm	—	64,500	161,250	258,000	—	—	—	—	—
	8/2/2012	—	—	—	4,066	8,132	16,264	—	176,818
	8/2/2012	—	—	—	—	—	—	8,132	175,000

(1)
The amounts reported in this column represent the threshold, target and maximum cash award levels set for the 2013 STIP. The amount actually earned by each Named Executive Officer is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. See "Compensation Discussion and Analysis—Short-Term Incentives" for further information.

(2)
The number of shares reported in this column represent the performance units granted to each Named Executive Officer under the LTIP on August 2, 2012, vesting in three annual installments on March 31, 2013, 2014 and 2015 based upon the Company's achievement of predetermined total shareholder return goals relative to its peer group. See "Compensation Discussion and Analysis—Long-Term Incentives" for additional information, including a discussion of the number of shares actually earned by each Named Executive Officer for the performance period that ended March 31, 2013.

(3)
The number of shares reported in this column represent the restricted stock unit awards granted to each Named Executive Officer under the LTIP on August 2, 2012, vesting in three equal annual installments, beginning on the first anniversary of the date of grant.

(4)
For a discussion of the assumptions and methodologies used to calculate the grant date fair values presented in this column, please see Note 2 to the Summary Compensation Table above and Note 15 to the Consolidated Financial Statements included in our 2013 Annual Report.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
As noted in the Compensation Discussion and Analysis, the Company is a party to an employment agreement with each of the Named Executive Officers. The material terms of those employment agreements are as follows:
Term. Each employment agreement is scheduled to terminate on April 30, 2014.
Salary and Bonus. The employment agreements of Messrs. Bingham, Alexander, Peterson and van der Salm provide for an initial base salary not to be reduced below $350,000, $295,000, $250,000 and $190,000, respectively. In addition, if certain annual performance based targets are met in the future, each executive will be eligible to receive an annual performance-based bonus.
Restrictive Covenants. The employment agreement of each executive prohibits the officer from competing with us during his employment period and for a period of one year thereafter.
Termination Benefits. We may terminate the employment agreement of each executive without cause, and each executive may terminate the employment agreement for any reason, upon ten days prior written notice to the other. See "—Potential Payments Upon Termination or Change of Control—Employment Agreements"
If an executive terminates his employment for "good reason" or we terminate his employment other than for "cause," death or "disability" (as such terms are defined in each executive’s employment agreement), then the executive is entitled to receive continuation of such executive’s base salary for twelve months, a bonus for the current fiscal year (based on actual financial results and prorated for the period in the year in which the executive performs services for the Company), and earned but unpaid salary, and any accrued but unpaid bonus and benefits.
Upon termination of employment for death or "disability" (as defined in each executive’s employment agreement), then the executive is entitled to receive any earned but unpaid salary and any earned but unpaid benefits.
The employment agreements do not provide for the payment of any benefits upon a change in control transaction.

Outstanding Equity Awards at Fiscal 2013 Year-End
The following table provides information regarding the outstanding equity awards held by each Named Executive Officer as of March 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Rodney L. Bingham	—	8,000	12.00	5/4/2021	—	—	—	—
	—	—	—	—	13,941	309,630	—	—
	—	—	—	—	—	—	9,294	206,420
George P. Alexander	—	8,000	12.00	5/4/2021	—	—	—	—
	—	—	—	—	13,941	309,630	—	—
	—	—	—	—	—	—	9,294	206,420
Jay C. Peterson	37,101	—	5.20	10/20/2020	—	—	—	—
	23,744	—	9.82	3/1/2021	—	—	—	—
	1,000	4,000	12.00	5/4/2021	—	—	—	—
	—	—	—	—	8,132	180,612	—	—
	—	—	—	—	—	—	5,422	120,423
Johannes (René) van der Salm	85,021	—	5.20	10/20/2020	—	—	—	—
	1,000	4,000	12.00	5/4/2021	—	—	—	—
	—	—	—	—	8,132	180,612	—	—
	—	—	—	—	—	—	5,422	120,423

(1)
These restricted stock unit awards were granted on August 2, 2012 pursuant to the LTIP and vest in three equal annual installments, beginning on the first anniversary of the date of grant. The market value was calculated based on a March 28, 2013 market closing price of $22.21 per share of our common stock as reported on the NYSE.

(2)
These performance unit awards were granted on August 2, 2012 pursuant to the LTIP. In accordance with the SEC executive compensation disclosure rules, the amounts reported in these columns are based on achieving the target performance goals. The award vests in two annual installments on March 31, 2014 and 2015 based upon the Company's achievement of predetermined total shareholder return goals relative to its peer group. The market value was calculated based on a March 28, 2013 market closing price of $22.21 per share of our common stock as reported on the NYSE.

Fiscal 2013 Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of options by the Named Executive Officers and the vesting of performance units during Fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Rodney L. Bingham	150,725	2,437,827	3,870	85,953
George P. Alexander	151,493	2,390,727	3,870	85,953
Jay C. Peterson	70,000	1,264,000	2,257	50,128
Johannes (René) van der Salm	125,000	2,099,166	2,257	50,128

(1)
Represents the portion of the August 2, 2012 performance unit grant that vested based on Fiscal 2013 performance. The value realized is calculated based on a March 28, 2013 market closing price of $22.21 per share of our common stock as reported on the NYSE.

Potential Payments Upon Termination or Change of Control
Employment Agreements and Acceleration of Equity - Termination
Pursuant to the terms of the employment agreements with the Named Executive Officers, each is eligible to receive certain payments upon a qualifying termination event.
If a Named Executive Officer terminates his employment for "good reason" or we terminate his employment other than for "cause," death, or "disability" (as such terms are defined in the respective employment agreements) then the executive is entitled to receive continuation of his base salary for twelve months, any earned but unpaid bonus for the current fiscal year (based on actual financial results and prorated for the period in the year in which the executive performs services for the Company), any earned but unpaid salary, any annual bonus earned for the prior year but not yet paid, and any accrued but unpaid benefits. In addition, if the Company terminates a Named Executive Officer other than for "cause," or due to the Named Executive Officer's death, or "disability" (as such terms are defined in the respective equity award agreements), then (i) with respect to the performance units granted to the executive officers on August 2, 2012, the Target Award for the Performance Period in which the executive's employment terminates shall be 100% vested upon such termination of employment; and (ii) with respect to the restricted stock unit awards granted to the executive officers on August 2, 2012, the portion of the award that was not vested immediately prior to such termination shall be 100% vested upon such termination of employment.
If such a termination occurred as of March 31, 2013, each Named Executive Officer would have received salary continuation payments of and accrued but unpaid annual bonus as follows:

Name	Continuation of Base Salary for 12 Months ($)	Earned but Unpaid Bonus for Fiscal 2013 ($)	Acceleration of Equity ($)(1)
Rodney L. Bingham	360,500	254,304	412,839
George P. Alexander	303,850	214,342	412,839
Jay C. Peterson	257,500	136,234	240,816
Johannes (René) van der Salm	215,000	113,749	240,816
(1)    The values reported in this column were calculated using a March 28, 2013 market closing price of $22.21 per share of our common stock as reported on the NYSE.
If a Named Executive Officer terminates his employment without "good reason," we terminate his employment for "cause" or the employment terminates due to death or "disability," each such executive is entitled to receive any earned but unpaid salary and any accrued but unpaid benefits.
Under each Named Executive Officer’s employment agreement, "cause" means: (i) the commission by the executive of a felony (or a crime involving moral turpitude); (ii) the theft, conversion, embezzlement or misappropriation by executive of funds or other assets of the Company or any of its affiliates or any other act of fraud or dishonesty with respect to the Company or any of its affiliates (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent, or unlawful misconduct by executive which causes harm or embarrassment to the Company or any of its affiliates or exposes the Company or any of its affiliates to a substantial risk of harm or embarrassment; (iv) the violation by executive of any law regarding employment discrimination or sexual harassment; (v) the failure by executive to comply with any material policy generally applicable to Company employees, which failure is not cured within 30 days after notice to executive; (vi) the repeated failure by executive to follow the reasonable directives of any supervisor or the Board, which failure is not cured within 30 days after notice to executive; (vii) the unauthorized dissemination by executive of confidential information in violation of the employment agreement; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding executive (including executive’s work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of executive; (ix) the Company’s discovery that, prior to executive’s employment with the Company, executive engaged in conduct of the type described in clauses (i) through (iv) above; or (x) any other material breach by executive of the employment agreement that is not cured within 30 days after notice to executive. The definition of "cause" is substantially similar under the equity award agreements.
Under each Named Executive Officer’s employment agreement, "good reason" means any of the following without executive’s consent: (i) the assignment to executive of any duties or responsibilities materially inconsistent with executive’s position and title, or a material reduction in executive’s responsibilities and authority, except in connection with the termination of executive’s employment for cause, disability or death; (ii) a reduction by the Company in executive’s base salary below the initial base salary set forth in the employment agreement, except for a non-permanent reduction that is part of a program applied to other senior executives of the Company necessitated by economic or other financial conditions; or (iii) requiring the executive to relocate or perform services on a regular basis more than 25 miles from executive’s principal place of business as of the date of the agreement, or, in the event executive consents to any relocation, the failure by the Company to pay (or reimburse executive) for reasonable moving expenses under the Company relocation policy in effect at the time of the relocation.
Acceleration of Equity - Change in Control
As of March 31, 2013, each of the Named Executive Officers held unvested options, restricted stock units and performance units granted under the LTIP. Under the LTIP, in the event of a Change in Control, as defined below, the Board, in its discretion may (i) require that (A) some or all outstanding options shall immediately become exercisable in full or in part, (B) the restriction period applicable to some or all outstanding restricted stock awards and restricted stock unit awards shall lapse in full or in part, (C) the performance period applicable to some or all outstanding awards shall lapse in full or in part, and (D) the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level; (ii) require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of common stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board; and/or (iii) require outstanding awards, whether vested or unvested, to be surrendered by the participant and to be immediately canceled, and to provide for the participant to receive (A) a cash payment in an amount equal to (x) the number of shares of common stock then subject to the portion of the option surrendered, multiplied by the excess, if any, of the fair market value of a share of common stock as of the date of the Change in Control, over the purchase price per share of common stock subject to the option, or (y) in the case of a stock award, the number of shares of common stock then subject to the portion of such award surrendered, to the extent the restriction period and performance period, if any, on such stock award have lapsed or will lapse and to the extent that the performance measures, if any, have been satisfied or are deemed satisfied multiplied by the fair market value of a share of common sock as of the date of the Change in Control, and (z) in the case of a performance unit award, the value of the performance units then subject to the portion of such award surrendered, to the extent the performance Period applicable so such award has lapsed or will lapse and to the extent the performance measures applicable to such award have been satisfied or are deemed satisfied; (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above. For purposes of the LTIP, a Change in Control is generally defined to include:

•	Acquisition by a person or entity of 50% or more of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions;

•	Certain reorganizations, mergers, or consolidations; or

•	A complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.
Assuming that a Change of Control occurred effective as of March 31, 2013 and the Board exercised its discretion to require that all outstanding options, restricted stock units and performance units be surrendered and for the holder to receive a cash payment equal to (i) the number of shares subject to the option multiplied by the excess, if any, of the fair market value per share over the exercise price, (ii) the number of shares of common stock subject to the restricted stock unit award multiplied by the fair market value per share, and (iii) the number of shares of common stock subject to the performance unit award (and assuming that the performance measures are deemed satisfied at the maximum performance level) multiplied by the fair market value per share, Messrs. Bingham, Alexander, Peterson and van der Salm each would have received equity values with respect to the vesting of options, restricted stock units and performance units of approximately $804,149, $804,149, $472,507 and $472,507, respectively. For purposes of this calculation, the Company utilized March 28, 2013 market closing price of $22.21 per share of our common stock as reported on the NYSE and assumed that the performance measures associated with the performance units were deemed satisfied at the maximum level.

PROPOSAL NO. 3
APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION
OF OUR EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010 (the "Dodd-Frank Act"), we are asking you to approve an advisory resolution on the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to approve, reject or abstain from voting with respect to our Fiscal 2013 executive compensation programs and policies and the compensation paid to the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this Proxy Statement. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years.
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation of the Named Executive Officers. Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee, or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders and is consistent with our commitment to high standards of corporate governance.
The Company’s executive compensation program is designed to attract, retain and reward talented executives who can contribute to both our short- and long-term success and is based on the following general principles:

•	management’s interests should be closely aligned with the interests of our stockholders and our compensation programs are designed to reward strong financial performance;

•	compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership;

•	differences in compensation should reflect differing levels of responsibilities; and

•	performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.
The Company believes that its executive compensation program is effective in promoting these general principles and is designed to closely align the interests of our management with the long-term interests of our stockholders. The Compensation Discussion and Analysis included in this Proxy Statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee during Fiscal 2013 in more detail. You are encouraged to read the full details of our executive compensation programs and policies as described the Compensation Discussion and Analysis, the tabular disclosure and accompanying narrative disclosure, set forth in this Proxy Statement.
For the reasons outlined above, we believe that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and incentivizes desirable behavior. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:
"RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."
The Board unanimously recommends that stockholders vote "FOR" the foregoing resolution for the reasons outlined above.

PROPOSAL NO. 4

APPROVAL OF THE AMENDED AND RESTATED
THERMON GROUP HOLDINGS, INC. 2011 LONG-TERM INCENTIVE PLAN

At the 2013 Annual Meeting, our stockholders will be asked to approve the Amended and Restated Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan (the "2011 LTIP"). The 2011 LTIP was adopted by our Board in connection with our IPO. Our stockholders are being asked to approve the 2011 LTIP for the purpose of preserving the Company's ability to deduct in full for federal income tax purposes the compensation recognized by our certain of our executive officers in connection with performance-based awards that may be granted to them under the 2011 LTIP.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") imposes an annual limit of $1.0 million on the tax deduction that is available to public companies for compensation paid to each of the chief executive officer and the other three most highly compensated executive officers, other than the chief financial officer, unless the compensation is performance-based. In order to qualify for this exception, however, the performance-based compensation must be paid based on the achievement of one or more performance measures, the material terms of which have been disclosed to and approved by the company's stockholders in accordance with Section 162(m) of the Code. The 2011 LTIP, including the performance measures, was adopted by our Board prior to our IPO. The performance measures, which have not changed since they were previously adopted, must be approved by our stockholders within a transition period following the IPO in order to preserve our ability to take a federal tax deduction for certain performance-based compensation awards. We are not seeking authorization for additional shares under the 2011 LTIP.

The purposes of the 2011 LTIP are to:

•	align the interests of our stockholders and recipients of awards under the 2011 LTIP by increasing the proprietary interest of such recipients in the Company's growth and success;

•	advance the interests of the Company by attracting and retaining directors, officers, other employees and independent contractors; and

•	motivate such persons to act in the long-term best interests of the Company and its stockholders.

Under the 2011 LTIP, the Company may grant:

•	non-qualified stock options;

•	incentive stock options (within the meaning of Section 422 of the Code);

•	stock appreciation rights ("SARs");

•	restricted stock and restricted stock units ("Stock Awards"); and

•	performance unit awards.

As of June 3, 2013, approximately 850 employees and 7 non-employee directors would be eligible to participate in the 2011 LTIP. Historically, participation has been limited to approximately 100 employees and all of our non-employee directors.

Plan Highlights

Some of the key features of the 2011 LTIP include:

•
The 2011 LTIP is administered by the Compensation Committee with respect to grants to officers and employees of the Company and is administered by our Nominating and Corporate Governance Committee with respect to grants to our non-employee directors;

•	Options and SARs granted under the 2011 LTIP may not be repriced without stockholder approval;

•	Under the 2011 LTIP, the maximum number of shares of our common stock available for awards is 2,893,341; and

•	The purchase price of options and the base price for SARs granted under the 2011 LTIP may not be less than the fair market value of a share of common stock on the date of grant.

Description of the 2011 LTIP

The following description of the 2011 LTIP is qualified in its entirety by reference to the complete text of the 2011 LTIP, a copy of which is attached to this Proxy Statement as Exhibit 10.1 and incorporated herein by reference.

Administration

The 2011 LTIP is administered by the Compensation Committee with respect to grants to officers and employees of the Company and is administered by our Nominating and Corporate Governance Committee with respect to grants to our non-employee directors (each, respectively, the "Committee"). Subject to the express provisions of the 2011 LTIP, the Committee will have the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards will be evidenced by an agreement containing such provisions not inconsistent with the 2011 LTIP as the Committee will approve. The Committee will also have authority to establish rules and regulations for administering the 2011 LTIP and to decide questions of interpretation or application of any provision of the 2011 LTIP. The Committee may, subject to Section 162(m) of the Code, take any action such that (1) any outstanding options and SARs will become exercisable in part or in full, (2) all or a portion of a restriction period on any Stock Award will lapse, (3) all or a portion of any performance period applicable to any Stock Award or performance unit award will lapse, and (4) any performance measures applicable to any outstanding award will be deemed satisfied at the target, maximum or any other level.

The Committee may delegate some or all of its power and authority under the 2011 LTIP to the Board, the President and Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate, except that (i) it may not delegate its power and authority to the Board, the President and Chief Executive Officer or any other executive officer with regard to awards to persons who are "covered employees" within the meaning of Section 162(m) of the Code or are likely to become such while an award is outstanding, and (ii) it may not delegate its power and authority to the President and Chief Executive Officer or any other executive officer with regard to awards to persons subject to Section 16 of the Exchange Act.

Available Shares

Under the 2011 LTIP, 2,893,341 shares of common stock were initially available for all awards, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event. The number of shares of common stock that remain available for future grants will be reduced by the sum of the aggregate number of shares which become subject to outstanding options, outstanding free-standing SARs and outstanding Stock Awards and common stock delivered upon settlement of performance units. To the extent that shares of common stock subject to an outstanding option, free-standing SAR or Stock Award granted under the 2011 LTIP are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares of common stock subject to an option canceled upon settlement of a related tandem SAR or subject to a tandem SAR canceled upon exercise of a related option), or (ii) the settlement of such award in cash, then such shares of common stock will again be available under the 2011 LTIP; provided, however, that shares of common stock subject to an award under the 2011 LTIP will not again be available for issuance under the 2011 LTIP if such shares are (a) shares that were subject to a stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such SAR, (b) shares used to pay the exercise price of an option, (c) shares delivered to or withheld by the Company to pay the withholding taxes relating to an award, or (d) shares repurchased by the Company on the open market with the proceeds of an option exercise.

To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code, (i) the maximum number of shares of common stock with respect to which options or SARs or a combination thereof may be granted during any fiscal year to any person will be 500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event; (ii) the maximum number of shares of common stock with respect to which Stock Awards that may be earned by any person for each 12-month period during a performance period will be 250,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event; and (iii) the maximum amount that may be earned by any person for each 12-month period during a performance period with respect to performance units will be $5,000,000. In addition, the aggregate grant date fair value of shares of common stock that may be granted during any fiscal year of the Company to any non-employee director will not exceed $500,000. On the Record Date, the closing sales price per share of the common stock as reported on the NYSE was $20.76.

Change in Control

Unless otherwise provided in an award agreement, in the event of a change in control of the Company, the Board (as constituted prior to such change in control) may, in its discretion, provide that (i) some or all outstanding options and SARs will become exercisable in full or in part, (ii) the restriction period applicable to some or all outstanding Stock Awards will lapse in full or in part, (iii) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (iv) the performance measures applicable to some or all outstanding awards will be deemed satisfied at the target, maximum or any other level. In addition, in the event of a change in control, the Board may, in its discretion, require that shares of stock of the company resulting from such change in control, or the parent thereof, be substituted for some or all of the shares of common stock subject to outstanding awards as determined by the Board, and/or require outstanding awards to be surrendered to the Company in exchange for a payment of cash, shares of common stock in the Company resulting from the change in control, or the parent thereof, or a combination of cash and shares.

Under the terms of the 2011 LTIP, a change of control shall occur upon: (i) the acquisition of fifty percent (50%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company, subject to certain exceptions; (ii) the consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or (iii) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Effective Date, Termination and Amendment

The 2011 LTIP became effective April 8, 2011. The 2011 LTIP will terminate as of the first annual meeting of the Company's stockholders to occur on or after the tenth anniversary of the effective date, unless earlier terminated by the Board. The Board may amend the 2011 LTIP at any time, subject to stockholder approval if required by applicable law, rule or regulation, including Section 162(m) of the Code, or any rule of the NYSE. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

Stock Options and SARs

The 2011 LTIP provides for the grant of non-qualified stock options, incentive stock options and SARs. The Committee will determine the conditions to the exercisability of each option and SAR.

Each option will be exercisable for no more than ten years after its date of grant, unless the option is an incentive stock option and the optionee owns greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a "ten percent holder"), in which case the option will be exercisable for no more than five years after its date of grant. The purchase price of an option will not be less than 100% of the fair market value of a share of common stock on the date of grant, unless the option is an incentive stock option and the optionee is a ten percent holder, in which case the option purchase price will be the price required by the Code, currently 110% of fair market value.

Each SAR will be exercisable for no more than ten years after its date of grant. The base price of a SAR will not be less than 100% of the fair market value of a share of common stock on the date of grant, provided that the base price of a SAR granted in tandem with an option (a "tandem SAR") will be the purchase price of the related option. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of common stock (which may be restricted stock) or, to the extent permitted in the applicable award agreement, cash or a combination thereof, with a value equal to the difference between the fair market value of the common stock on the exercise date and the base price of the SAR.

All of the terms relating to the exercise, cancellation or other disposition of options and SARs following the termination of employment of a participant, whether by reason of disability, retirement, death or any other reason, will be determined by the Committee.

Subject to the adjustment provisions set forth in the 2011 LTIP, the Committee will not without the approval of the stockholders of the Company amend or replace any previously granted option or SAR in a "repricing" transaction.

Stock Awards

The 2011 LTIP provides for the grant of Stock Awards. The Committee may grant a Stock Award either as a restricted stock award or a restricted stock unit award. Except as otherwise determined by the Committee, Stock Awards will be non-transferable and subject to forfeiture if the holder does not remain continuously in the employment of the Company during the restriction period or if specified performance measures (if any) are not attained during the performance period.

Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock awarded will have rights as a stockholder of the Company, including the right to vote and receive dividends with respect to the shares of restricted stock; provided, however, that (i) distributions other than regular cash dividends, and (ii) regular cash dividends with respect to shares of common stock that are subject to performance-based vesting conditions, in each case, will be deposited by the Company and will be subject to the same restrictions as the restricted stock.

The agreement awarding restricted stock units will specify (i) whether such award may be settled in shares of common stock, cash or a combination thereof, and (ii) whether the holder will be entitled to receive on a current or deferred basis, dividend equivalents, with respect to such award. Any dividend equivalents with respect to restricted stock units that are subject to performance-based vesting conditions will be subject to the same restrictions as such restricted stock units. Prior to settlement of a restricted stock unit, the holder of a restricted stock unit will have no rights as a stockholder of the Company.

All of the terms relating to the satisfaction of performance measures and the termination of a restriction period, or the forfeiture and cancellation of a Stock Award upon a termination of employment, whether by reason of disability, retirement, death or any other reason, will be determined by the Committee.

Performance Unit Awards

The 2011 LTIP also provides for the grant of performance unit awards. Each performance unit is a right, contingent upon the attainment of performance measures within a specified performance period, to receive a specified cash amount or shares of our common stock, which may be restricted stock, having a fair market value equal to such cash amount. Prior to the settlement of a performance unit award in shares of common stock, the holder of such award will have no rights as a stockholder of the Company with respect to such shares. Performance units will be non-transferable and subject to forfeiture if the specified performance measures are not attained during the specified performance period. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance unit award upon a termination of employment, whether by reason of disability, retirement, death or any other reason, will be determined by the Committee.

Performance Measures

Under the 2011 LTIP, the vesting, exercisability or payment of certain awards may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Committee at the time of grant. To the extent an award is intended to qualify for the performance-based exemption from the $1.0 million deduction limit under Section 162(m) of the Code, the performance measures will be one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures stated in either absolute terms or relative terms, such as rates of growth or improvement, the attainment by a share of common stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on assets, return on equity, earnings before or after taxes and/or interest, revenues, expenses, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment, return on investment capital, return on operating costs, economic value created, operating margin, gross margin, achievement of annual operating profit plans, net income before or after taxes, pretax earnings before interest, depreciation and/or amortization, pretax operating earnings after interest expense and before incentives, and/or extraordinary or special items, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, days sales outstanding goals, customer satisfaction, attainment of specified safety metrics, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing. In the sole discretion of the Committee, but subject to Section 162(m) of the Code, the Committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

New Plan Benefits

On May 29, 2013, the Committee approved the grant date fair value of restricted stock unit and performance unit awards to the Named Executive Officers and certain other employees of the Company that were expressly made subject to stockholder reapproval of the 2011 LTIP. The performance units will be earned only if the Company achieves a specified level of relative total stockholder return and are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code. If this Proposal is not adopted, the awards will not be valid and the Committee will consider what course of action to follow with respect to performance-based compensation. Information regarding the awards is set forth in the table below.

Name	Grant Date Fair Value of Time-Based Restricted Stock Units (1)($)	Grant Date Fair Value of Performance Units (1)($)	Grant Date Fair Value of Stock Options
Rodney L. Bingham	275,000	275,000	—
George P. Alexander	275,000	275,000	—
Jay C. Peterson	162,500	162,500	—
Johannes (René) van der Salm	162,500	162,500	—
All Current Named Executive Officers	875,000	875,000	—
All Current Non-Employee Directors	—	—	—
All Employees (Other Than Current Executive Officers)	2,095,000	—	—

(1)
If this Proposal is approved, the Company will divide the grant date fair value by the market closing price per share of the Company's common stock as reported on the NYSE on the date of the 2013 Annual Meeting to determine the number of shares subject to the award. On the Record Date, the market closing price per share of our common stock was $20.76.

Historical Grants to Directors, Named Executive Officers and Employees

As of the Record Date, and without giving effect to the Fiscal 2014 grants noted above, a total of 312,689 shares have been issued pursuant to the 2011 LTIP or remained subject to outstanding awards under the 2011 LTIP. The following table sets forth the number of restricted stock units, performance units and stock options that have been granted under the 2011 LTIP to the Named Executive Officers and the other individuals and groups indicated.

Name	Time-Based Restricted Stock Units / Restricted Stock Awards	Performance Units (1)	Stock Options
Rodney L. Bingham	13,941	13,164	10,000
George P. Alexander	13,941	13,164	10,000
Jay C. Peterson	8,132	7,679	5,000
Johannes (René) van der Salm	8,132	7,679	5,000
All Current Named Executive Officers	44,146	41,686	30,000
All Current Non-Employee Directors	28,148	—	—
All Employees (Other Than Current Executive Officers)	28,963	—	139,746

(1)	Performance units that have not yet been earned are shown at the target level and performance units that have vested are shown at the level actually earned.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2011 LTIP. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2011 LTIP that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2011 LTIP. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant's particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Section 162(m) of the Code

As noted above, Section 162(m) of the Code generally limits to $1.0 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to the corporation's chief executive officer and the corporation's three most highly compensated executive officers other than the chief executive officer and the chief financial officer. However, "qualified performance-based compensation" is not subject to the $1.0 million deduction limit. To qualify as performance based-compensation, the following requirements must be satisfied: (i) the performance goals are established within the first 90 days of the performance period (or the first quarter of the performance period, if earlier) by a committee consisting solely of two or more "outside directors," (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by the corporation's stockholders, and (iii) the committee certifies that the applicable performance goals are satisfied before payment of any performance-based compensation is made.

Stock Options

A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their purchase price, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (1) the amount realized upon that disposition, and (2) the excess of the fair market value of those shares on the date of exercise over the purchase price, and the Company will be entitled to a corresponding deduction.

SARs

A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense.

Stock Awards

A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Performance Unit Awards

A participant will not recognize taxable income at the time performance units are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

The Board unanimously recommends that stockholders vote "FOR" the approval of the 2011 LTIP.

OTHER MATTERS
The Board is not aware of any other business to be presented for a vote of the stockholders at the 2013 Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.
The chairman of the 2013 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.
REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING
In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2014 Annual Meeting, our General Counsel must receive the proposal no later than February 21, 2014. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received) to: General Counsel, Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666. Such proposals must comply with the SEC’s requirements in Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials, such as the requirement that the stockholder continue to own a minimum number of shares until the 2014 Annual Meeting and appear in person or through an authorized representative at the 2014 Annual Meeting to present the proposal.
Alternatively, stockholders intending to present a proposal at the 2014 Annual Meeting without having it included in the Company’s Proxy Statement, as well as any director nominations, must comply with the requirements set forth in the Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice with respect to each director nomination or other proposal that the stockholder intends to present at the 2014 Annual Meeting from the stockholder no earlier than February 21, 2014 and no later than March 23, 2014. The notice must contain the information required by our Bylaws.
Proposals received by the General Counsel or Corporate Secretary after the dates mentioned will not be included in the Proxy Statement or acted upon at next year’s Annual Meeting.
**********
Upon receipt of a written request from any stockholder entitled to vote at the forthcoming 2013 Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the 2013 Annual Report, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the Record Date, the person making the request was the beneficial owner of securities entitled to vote at the 2013 Annual Meeting. Written requests for the 2013 Annual Report should be directed to our Director of Investor Relations at Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666. If you would like to receive a copy of any exhibits listed in the 2013 Annual Report, please call (512) 396-5801 or submit a request in writing to our Director of Investor Relations at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The 2013 Annual Report and these exhibits are also available in the "Investor Relations" section of our website located at http://ir.thermon.com.
It is important that your shares be voted at the 2013 Annual Meeting, regardless of the number of shares that you hold.

ANNUAL MEETING OF STOCKHOLDERS OF

THERMON GROUP HOLDINGS, INC.

August 1, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE OF AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS: The Notice of Annual Meeting of Stockholders, Annual Report on Form 10-K, Proxy Statement and Form of Electronic Proxy Card are available at http://proxy.thermon.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20830303000000000000 2 080113

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election as directors each of the nominees listed below:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2013 Annual Report on Form 10-K.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

THERMON GROUP HOLDINGS, INC.

100 Thermon Drive
San Marcos, Texas 78666

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay Peterson and James Schubert as proxies, each with full power of substitution, to represent and vote as directed and permitted on the reverse side, all the shares of Common Stock of Thermon Group Holdings, Inc. held of record by the undersigned on June 3, 2013, at the Annual Meeting of Stockholders to be held in Building 5 of the principal executive offices located at 100 Thermon Drive, San Marcos, Texas 78666 on August 1, 2013, 7:30 a.m. Central Time, or any adjournment or postponement thereof, upon matters set forth in the Proxy Statement for the Annual Meeting of Stockholders and, in their judgment and discretion, upon such other business as may properly come before the Annual Meeting of Stockholders. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side)

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